Exhibit 4.7

CREDIT AGREEMENT

dated as of April 25, 2023

among

MYNARIC USA INC.,

as the Borrower,

MYNARIC AG,

as Holdings,

THE LENDERS PARTY HERETO,

and

ALTER DOMUS (US) LLC,

as Administrative Agent

1

- ii -

- iii -

SCHEDULES:

Schedule 2.1	Commitments
Schedule 4.1(f)	Collateral Documents and Closing Checklist
Schedule 5.6	Disclosed Matters
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.14	Insurance
Schedule 5.16(a)	UCC Filing Offices
Schedule 5.19	Owned Real Property
Schedule 6.15	Certain Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Term Loan Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Subsidiary Joinder Agreement
Exhibit F-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit F-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit F-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit F-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit G Exhibit H	Form of Perfection Certificate Form of Solvency Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 25, 2023, among MYNARIC USA INC., a Delaware corporation (the “Borrower”), MYNARIC AG, a German joint stock corporation (Aktiengesellschaft) (“Holdings”), the LENDERS party hereto and ALTER DOMUS (US) LLC, as administrative agent for the Lenders (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrower has requested that the Lenders make loans to the Borrower as more fully set forth herein.

B. The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of Holdings, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein; provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by Holdings or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) of any other Person that causes such other Person to become a subsidiary of such first Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Administrative Agent Fee Letter” means that certain fee proposal letter provided by Alter Domus (US) LLC and executed by the Borrower on the Closing Date.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at 225 W. Washington Street, 9th Floor, Chicago, Illinois 60606, or such other office as to which the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent (or otherwise acceptable to the Administrative Agent).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum; provided that the Alternate Base Rate shall at no time be less than the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for SOFR Loans or ABR Loans, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means: with respect to the Term Loans: in the case of any (a) ABR Loan, the percentage set forth in the following table under the heading “ABR Margin”, and (b) SOFR Loan, the percentage set forth in the following table under the heading “SOFR Margin”:

ABR Margin	SOFR Margin
9.0%	10.0%

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate amount of all Commitments of all Lenders and (b) with respect to the Loans, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans and the denominator of which is the aggregate Outstanding Amount of all Loans.

“Approved Electronic Communications” means collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.1(b) or Section 10.1(d), including through the Platform.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Line of Business” means, collectively, (a) those lines of business in which Holdings and its Subsidiaries operate on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means when referring to the Attorney Costs of (a) the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) for the Administrative Agent and (b) the other Credit Parties (other than the Administrative Agent), all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) for such Credit Parties, taken as a whole.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries as of the last day of each of the three most recent Fiscal Years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Holdings and its Subsidiaries for each of the three most recent Fiscal Years ended at least 90 days prior to the Closing Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower (in consultation with the Administrative Agent) giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States; provided that such Benchmark Replacement Adjustment shall be administratively feasible for the Administrative Agent.

“Benchmark Replacement Date” means a date and time determined by the Required Lenders, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period, made by the Lenders.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any SOFR Loan, or any other dealings with respect to such SOFR Loan, such day shall also be a Government Securities Business Day.

“Capitalized Leases” means all leases that are required to be capitalized in accordance with GAAP; provided that, for purposes of any calculation or determination hereunder, Holdings and the Borrower may elect that only the amount of those leases that would have been required to be capitalized in accordance with GAAP as it existed on December 31, 2017 be included in Capitalized Leases.

“Cash Equivalents” means each of the following to the extent, except with respect to items described in clause (f) below, denominated in Dollars:

(a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition; and

(f) with respect to Holdings or any Foreign Subsidiary, (i) obligations of the national government of the country in which Holdings or such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that Holdings or such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which Holdings or such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Casualty Event” means any event occurring after the Closing Date that gives rise to the receipt by any Loan Party or any of its Subsidiaries of any property or casualty insurance proceeds (other than the proceeds of business interruption insurance) or condemnation awards, in each case, arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of, any equipment, fixed assets or Real Property (including any improvements thereon) of such Loan Party or any of its Subsidiaries.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings on a fully diluted basis, (b) Holdings shall fail to own directly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document and non-consensual Liens permitted under Section 7.2), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis, (c) Holdings shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document and non-consensual Liens permitted under Section 7.2), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of the other Loan Parties on a fully diluted basis, except where such failure is as a result of a transaction permitted by the Loan Documents or (d) any change in control (or similar event, however denominated) with respect to any Loan Party or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of the Threshold Amount to which any Loan Party or any of its Subsidiaries is a party.

“Closing Date” means April 25, 2023.

“Closing Date Transactions” means the equity investment by the Lenders (or certain of their Affiliates) in Holdings on the Closing Date as set forth in the Subscription Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required at such time to have been delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to Section 6.15 (to the extent not delivered on the Closing Date) or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b) all Secured Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by each Person that is a Guarantor at such time;

(c) except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to Liens expressly permitted pursuant to Section 7.2) security interest in substantially all tangible and intangible assets of each Person that is a Loan Party at such time (including (i) accounts receivable, (ii) deposit accounts, commodity accounts and security accounts, which, if located in the United States, shall be Controlled Accounts to the extent provided in the Collateral Documents, and, if located outside the United States, shall be subject to a perfected Lien subject to such other customary Collateral Documents as Required Lenders shall request, except that no Excluded Account (as such term is defined in the Security Agreement) shall be required to be a Controlled Account, (iii) inventory, (iv) machinery and equipment, (v) investment property, (vi) cash, (vii) Intellectual Property, (viii) other general intangibles, (ix) Material Owned Real Property, (x) all Equity Interests of each Loan Party (other than Holdings), including Pledged Debt, Pledged Debt Securities and Pledged Equity Interests (as such terms are defined in the Security Agreement), (xi) motor vehicles (provided that no action shall be required to be taken to perfect the security interest therein other than the filing of a UCC financing statement) and (xii) the proceeds of the foregoing), it being understood that in the case of the pledge of Equity Interests, the Administrative Agent shall receive all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent provided in the Collateral Documents; provided that the pledge of any Equity Interests in respect of any Subsidiaries that are not Wholly-Owned Subsidiaries shall be limited to the Equity Interests actually owned by the applicable pledgor and the pledge of any Equity Interests in any Foreign Subsidiary that is a Controlled Foreign Corporation or in any FSHC shall be limited to 65% of the outstanding voting stock and 100% of the outstanding non-voting stock thereof;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a first priority security interest (subject to Liens expressly permitted under Section 7.2) in (i) all Indebtedness of Holdings, the Borrower and each of their respective Subsidiaries that is owing to any Loan Party and (ii) all other Indebtedness owed to a Loan Party, which if evidenced by a promissory note or other instrument, shall have been pledged to the Administrative Agent, and in each case under clauses (i) and (ii), the Administrative Agent shall have received such promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent provided in the Collateral Documents;

(e) none of the Collateral shall be subject to any Lien other than Liens expressly permitted by Section 7.2; and

(f) the Administrative Agent shall have received a Perfection Certificate with respect to each Person that is a Loan Party at such time.

The foregoing definition shall not require the provision of guarantees or the creation or perfection of pledges of or security interests in particular assets if and for so long as the Required Lenders agree in writing that the cost, burden, difficulty or consequence of providing such guarantees or creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom (taking into account any adverse tax consequences to Holdings and its Subsidiaries, including the imposition of withholding or other Taxes). Notwithstanding anything to the contrary herein, in no event will any of the outstanding voting stock of a Subsidiary that is a Controlled Foreign Corporation or an FSHC, in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation or FSHC entitled to vote, be pledged, or will any obligation under any Loan Document be directly or indirectly guaranteed by any such Subsidiary, or secured by a pledge of or security interest in any asset owned by such Subsidiary.

The Administrative Agent (at the direction of the Required Lenders) may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where the Required Lenders reasonably determine (and without the consent of any other Secured Party), that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Credit Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent (at the direction of the Required Lenders) and the Borrower, and (b) in no event shall the Collateral include any Excluded Assets (as such term is defined in the Security Agreement), except to the extent subject to a Foreign Security Document (as such term is defined in the Security Agreement).

“Collateral Documents” means, collectively, the Security Agreement, each account control agreement, each Mortgage, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Schedule 4.1(f), Section 6.12, Section 6.15 or the Security Agreement in order to secure any of the Secured Obligations.

“Commitment” means with respect to any Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936 (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5, and other technical, administrative or operational matters) that the Required Lenders decide (after consultation with the Administrative Agent) may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice suggested to be adopted by the Required Lenders is not administratively feasible or if the Required Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required Lenders decide is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents); provided that any such changes shall be administratively feasible for the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i) provision for Taxes based on income or profits or capital, including federal, state, local and foreign income, franchise, excise and similar taxes of such Person and its Subsidiaries paid or payable in cash during such period, including any penalties and interest; plus

(ii) Consolidated Interest Expense of such Person and its Subsidiaries to the extent paid or payable in cash or otherwise; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv) non-cash compensation charges and expenses, including any such non-cash charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions; plus

(v) any other non-cash losses, charges and expenses, including write-offs and write-downs (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); plus

(vi) extraordinary, non-recurring, unusual or exceptional losses, charges and expenses; plus

(vii) losses, charges and expenses relating to the Transactions regardless of when paid (including the write-off of deferred financing fees capitalized on the balance sheet corresponding to the Existing Debt Facility, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication); plus

(viii) losses, charges and expenses related to closing or relocation of facilities and severance and terminations; plus

(ix) losses, charges and expenses in connection with the sale or Disposition of assets (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the Disposition of any securities; plus

(x) losses, charges and expenses attributable to abandoned, closed, disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(xi) losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Swap Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(xii) the amount of any minority interest expense deducted from subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned subsidiary; plus

(xiii) losses, charges and expenses related to mergers and acquisitions to the extent permitted hereunder, and the amount of any cost savings or synergies certified by a Financial Officer of Holdings as being projected by Holdings in good faith to be realized as a result of specified actions taken or expected to be taken in respect of any such permitted merger or acquisition prior to or during such period (which cost savings or synergies shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within twelve (12) months after the date of consummation of such merger or acquisition and (C) to the extent the consideration for any related merger or acquisition exceeds $10,000,000, Holdings shall have provided to the Administrative Agent and Lenders a quality of earnings report from an independent accounting firm supporting such cost savings and synergies;

(xiv) losses, charges and expenses related to payments made to option holders of Holdings in connection with, or as a result of, any distribution being made to holders of Equity Interests of Holdings, which payments are being made to compensate such option holders as though they were holders of Equity Interests at the time of, and entitled to share in, such distribution; plus

(xv) business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received, so long as Holdings or any Subsidiary receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such four fiscal quarter period, such proceeds shall be deducted in calculating Consolidated EBITDA for the next four fiscal period)); plus

(xvi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any prior period and not added back; and

(b) decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i) interest income to the extent received in cash or otherwise during such period; plus

(ii) any gain realized in connection with the sale or Disposition of assets (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the Disposition of any securities or the extinguishment of any Indebtedness; plus

(iii) extraordinary, non-recurring, unusual or exceptional gains.

For purposes of determining the Consolidated Leverage Ratio, (a) there shall be included in determining Consolidated EBITDA of Holdings and its Subsidiaries for any period, without duplication, (i) the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded in determining Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance, surety or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries), plus (b) all cash dividends paid or payable on preferred stock during such period other than to such Person or a Loan Party, plus or minus, as applicable, to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt of Holdings and its Subsidiaries as of the last day of such Measurement Period (net of that portion of the consolidated unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries as of the last day of such Measurement Period that is subject to a first priority (other than non-consensual Liens permitted under Section 7.2 and Liens permitted under Section 7.2(f) and clause (k) of the definition of “Permitted Encumbrances”) perfected Lien for the benefit of the Secured Parties) to (b) Consolidated EBITDA of Holdings and its Subsidiaries for such Measurement Period; provided that, for purposes of determining compliance with Section 7.12(a) for the Measurement Period ending March 31, 2025, clause (b) shall be the greater of (i) Consolidated EBITDA of Holdings and its Subsidiaries for such Measurement Period ending March 31, 2025 or (ii) Consolidated EBITDA of Holdings and its Subsidiaries for the fiscal quarter ending March 31, 2025 multiplied by four.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period: (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first person or any of its subsidiaries or such second Person’s assets are acquired by such first person or any of its subsidiaries, and (c) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary.

“Consolidated Total Assets” means, at any time, an amount equal to the total amount of all assets of Holdings and its Subsidiaries as determined on a consolidated basis and as set forth in the financial statements most recently delivered pursuant to Section 6.1 at or prior to such time.

“Consolidated Total Debt” means, with respect to any Person and its Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (c), (e), (g), (h) and (k) of the definition thereof.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement (as defined in the Security Agreement).

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957 of the Code that is owned, directly or indirectly, by a Subsidiary that is a U.S. Person. No Loan Party existing as of the Closing Date is a Controlled Foreign Corporation.

“Copyright Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Credit Agreement” means this Credit Agreement.

“Credit Extension” means the making of a Loan.

“Credit Parties” means the Administrative Agent and the Lenders.

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Required Lenders may establish another convention in their reasonable discretion that is administratively feasible for the Administrative Agent, and (b) the Floor.

“Debt Incurrence” means the incurrence after the Closing Date of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.1).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Germany or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Loans plus (iii) 2.00% per annum.

“Disclosed Matters” means the actions, suits, proceedings, environmental matters and finder’s, broker’s, investment banking or other similar fees disclosed in Schedule 5.6.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of Holdings, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein; provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division or Sale and Leaseback) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by a Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders prior to the date hereof (which has been approved by the Lenders as of the Closing Date), (b) any other Person that is a competitor of Holdings or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than two (2) Business Days prior to such date, and (c) any Affiliate of any Person specified in clause (a) or (b) to the extent that such Affiliate is designated by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) or is clearly identifiable solely on the basis of the similarity of its name; provided that “Disqualified Institutions” shall exclude (as of the date of such notice) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time. It is understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not be effective until two (2) Business Days after notice to the Administrative Agent and the Lenders and shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan, until such time such Person no longer constitutes a Lender. The identity of Disqualified Institutions shall be made available to any Lenders and prospective assignees upon such Lender’s or prospective assignee’s written request. Notwithstanding anything to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Loan Documents relating to Disqualified Institutions.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to the lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.4(f).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health and safety pertaining to Hazardous Materials, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee and human health or safety pertaining to Hazardous Materials, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition.

“Equity Issuance” means the issuance after the Closing Date of any Equity Interest by any Loan Party or any of its Subsidiaries, or the receipt after the Closing Date by any Loan Party or any of its Subsidiaries of any capital contribution, other than (a) any such issuance to directors, officers or employees under any equity incentive program, (b) any such issuance to, or any such receipt from, the Borrower, any Subsidiary Guarantor or any Subsidiary or (c) any such issuance of Equity Interests from any Subsidiary of Holdings to Holdings, or any such contribution of capital from Holdings to any Subsidiary of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any

ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 9.11.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Amounts” has the meaning assigned to such term in Section 2.7(b)(iii).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt Facility” means the unsecured Indebtedness funded under that certain Loan Agreement, dated as of May 1, 2022, by and among Formue Nord Fokus A/S, Buntel AB (as successor-in-interest to Modelio Equity AB (publ)) and Munkekullen 5 förvaltning AB, as lenders, and Mynaric AG, as the company.

“Extraordinary Receipt” means any cash in an aggregate amount in excess of $750,000 in respect of any single event or series of related events occurring after the Closing Date and received by or paid to or for the account of any Loan Party or any Subsidiary thereof not in the ordinary course of business, excluding (a) VAT tax refunds, (b) indemnity payments, escrow releases and the proceeds of any representation and warranty insurance policy used to pay or reimburse a Loan Party or any of its Subsidiaries for cash damages incurred or payments made, (c) proceeds of insurance resulting from business interruption insurance or property or casualty insurance, including in respect of a Casualty Event, and (d) any purchase price adjustments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Final Exit Date” means the date that is the earliest of (a) the Maturity Date, (b) the Termination Date, (c) the date of acceleration of the Loans, and (d) to the extent earlier than the Termination Date, the date the entire aggregate principal amount of all the Term Loans is paid in full.

“Financial Covenants” means the covenants set forth in Sections 7.12(a) and (b).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to the Administrative Agent (at the direction of the Required Lenders)) .

“Fiscal Year” means the four fiscal quarter period of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under Flood Insurance Laws.

“Floor” means 2.00% per annum.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSHC” means any Domestic Subsidiary substantially all the assets of which consist of the Equity Interests or the Equity Interests and Indebtedness, of one or more Controlled Foreign Corporations. No Loan Party existing as of the Closing Date is a FSHC.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means (a) in the case of Holdings and its Subsidiaries on a consolidated basis and in any other case unless otherwise specified, International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board, taking into account the recommendations of the International Financial Reporting Standards Interpretations Committee; provided that if Holdings elects to adopt U.S. generally accepted accounting principles for purposes of its consolidated public reporting, it shall mean generally accepted accounting principles in effect from time to time in the United States, (b) in the case of any Subsidiary of Holdings organized under the laws of any state or territory of the United States that has adopted U.S. generally accepted accounting principles, when referring to such Subsidiary on a non-consolidated basis, generally accepted accounting principles in effect from time to time in the United States, (c) in the case of any Subsidiary of Holdings organized under the laws of Germany that has adopted German generally accepted accounting principles, when referring to such Subsidiary on a non-consolidated basis, generally accepted accounting principles in effect from time to time in Germany, and (d) when referring to any other Subsidiary of Holdings on a non-consolidated basis, the accounting principles adopted by such Subsidiary.

“German Legal Reservations” means, with respect Holdings and any Subsidiary of Holdings that is incorporated or organized under the laws of Germany:

(a) the application of the German StaRUG or the Relevant EU Directive;

(b) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) the principle that interest on interest, additional interest or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e) the principle that the creation or purported creation of a Lien over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;

(f) the accessory nature of certain Liens governed by German law;

(g) the principle that a court may not give effect to any parallel debt provisions, covenants to pay any collateral agent or other similar provisions;

(h) the fact that a court may limit the concept of irrevocability by applying restrictions based on cogent reasons for the respective concerned party to withdraw from the right irrevocably granted;

(i) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment; and

(j) the principle that in certain circumstances pre-existing Liens purporting to secure an additional facility, further advances or any facility following a structural adjustment may be void, ineffective, invalid or unenforceable.

“German StaRUG” means the German Act on the stabilization and restructuring framework for businesses (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen (Unternehmensstabilisierungs- und -restrukturierungsgesetz – StaRUG)).

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date Closing Date, among the Loan Parties and the Administrative Agent.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means (a) Holdings, (b) each Subsidiary Guarantor, and (c) each other Person that becomes a party to the Guarantee Agreement as a Guarantor.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Holdings” has the meaning assigned to such term in the Preamble.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed and deducting the amount of any cash collateral or other cash deposits securing such amounts) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e) the Attributable Indebtedness of such Person in respect of Capitalized Leases and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are paid within 90 days of their respective due dates, (ii) customer advances, (iii) deferred compensation and (iv) any purchase price adjustments, earn out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(g) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) all Earn-Out Obligations due and owing of such Person;

(i) all obligations of such Person in respect of Disqualified Equity Interests;

(j) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(k) all Guarantees by such Person of any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include (1) any obligations that have been defeased and/or discharged if funds in an amount equal to all such obligations (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee, paying agent or other similar Person for the benefit of the relevant holders of such obligations or (2) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of Indebtedness, including any fee contemplated by Section 3.2 hereof (in each case, unless capitalized and added to such principal amount).

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. Unless the Indebtedness in question is recourse to such Person, the amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.15(b).

“Intellectual Property” means, collectively, with respect to any Person, all of such Person’s rights, priorities and privileges relating to all intellectual and similar property of every kind and nature, whether arising under United States, multinational or foreign laws or otherwise, now existing or hereafter adopted or acquired, including inventions, designs, Patents, Copyrights, Trademarks, Licenses, domain names, Trade Secrets (as each such term is defined in any Security Agreement), confidential or proprietary technical and business information, know how, show how or other data or information, software and databases and all embodiments or fixations thereof and related documentation and registrations, and all additions, improvements and accessions to any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar quarter and the Maturity Date and (b) with respect to any SOFR Loan, the last Business Day of each calendar quarter and the Maturity Date.

“Interest Period” means, with respect to any applicable Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is three months thereafter (in each case, subject to the availability thereof); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person. For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by a Financial Officer of Holdings) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by Laws relating to insolvency, reorganization, receivership, moratorium and other Laws generally affecting the right of creditors and general principles of equity; (b) similar principles, rights and defenses under the laws of any relevant jurisdiction of organization of any Loan Party; (c) the German Legal Reservations; and (d) any other matters which are set out as qualifications or reservations (however described) as to matters of law in the legal opinions rendered in connection with the Loan Documents.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties held at such time in Controlled Accounts or accounts otherwise subject to a perfected Lien for the benefit of the Secured Parties and solely to the extent that such amounts are not subject to a Lien (other than Liens created pursuant to any Loan Document, non-consensual Liens permitted under Section 7.2 and Liens permitted under Section 7.2(f) and clause (k) of the definition of “Permitted Encumbrances”), reserved, held back or otherwise subject to a claim that has been made for the return or application of such cash and Cash Equivalents less (b) accounts payable of the Loan Parties that are more than 60 days past due as of such date. Solely for purposes of this definition, cash and Cash Equivalents contained in any account that is the subject of an obligation set forth in Section 6.15 shall be deemed to be held in a Controlled Account for so long as the Borrower is not in violation of its obligations under Section 6.15 in respect of such account.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan.

“Loan Document Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any of the Loan Documents or otherwise with respect to any Loan and all costs and expenses incurred in connection with enforcement and collection of the foregoing that are payable by the Loan Parties under the Loan Documents, including, to the extent so payable, the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Guarantee Agreement, the Collateral Documents, the Administrative Agent Fee Letter and each other document entered into in connection herewith.

“Loan Parties” means, collectively, (a) the Borrower and (b) the Guarantors.

“Mandatory Prepayment Exit Date” means any date on which a partial prepayment of the Term Loans is made pursuant to Sections 2.7(b)(i)(A) or (B)(2).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, liabilities or condition, financial or otherwise, of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to the Lenders, (c) the condition that results when the ability of any Loan Party to perform any of its obligations under any Loan Document is affected in a manner that is material and adverse to the Lenders, or (d) the condition that results when the rights of or benefits available to the Credit Parties under any Loan Document are affected in a manner that is material and adverse to the Lenders. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Indebtedness” means, as of any date, Indebtedness (other than Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any of their Subsidiaries, in each case, in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Material Owned Real Property” means, collectively, (a) the Real Property listed on Schedule 5.19 and (b) each other parcel of Real Property located in the United States which is owned by a Loan Party with a fair market value in excess of the greater of (i) $2,000,000 and (ii) 2% of Consolidated Total Assets.

“Maturity Date” means April 25, 2028; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements are required to be delivered under Section 6.1(a) or 6.1(b), as applicable. A Measurement Period may be designated by reference to the last day thereof (e.g., the June 30, 2023 Measurement Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2023), and a Measurement Period shall be deemed to end on the last day thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Property” means each parcel of Material Owned Real Property, if any, which shall be subject to a Mortgage delivered pursuant to Section 5.1(f), Section 6.12 or Section 6.15, as applicable.

“Mortgages” means mortgages, deeds of trust, assignments of leases and rents, modifications and other collateral documents delivered pursuant to Section 5.1(f), Section 6.12 or Section 6.15, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any (a) Disposition, Casualty Event or Extraordinary Receipt, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events) actually received by a Loan Party or any of its Subsidiaries in respect of such Disposition, Casualty Event or Extraordinary Receipt, net of the sum, without duplication, of (i) the costs and expenses incurred (or reasonably expected to be incurred) in connection therewith (including reasonable broker’s fees or commissions, legal fees, accounting fees, auditing fees, investment banking fees, consulting fees, advisory fees, underwriting fees and other professional fees, sales commissions, search and recording charges, any costs in connection with the adjustment, settlement or collection of claims, Taxes paid and the Borrower’s good faith estimate of Taxes to be paid in connection with such Disposition, Casualty Event or Extraordinary Receipt), (ii) amounts set aside as a reserve, in accordance with GAAP against any liabilities under any indemnification or other obligations associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and amounts contained in any cash escrow (until released from escrow), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the applicable assets (which is senior in priority to the Liens securing the Secured Obligations) and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that in the case of Dispositions and Casualty Events, (A) if the Borrower shall deliver a certificate of a Financial Officer of Holdings to the Administrative Agent within fifteen (15) Business Days following the receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in assets of a kind then used or usable in the business of the Loan Parties and their Subsidiaries (or to repair any property damaged in a Casualty Event) within 180 days of receipt of such proceeds and (B) no Default or Event of Default shall have occurred and be continuing at the time such certificate is delivered, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period (or, to the extent a binding commitment in respect thereof has been entered into within such 180-day period, are not then so used within 180 days after the end of such 180-day period), at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any Debt Incurrence or Equity Issuance, the cash proceeds thereof upon incurrence or issuance, net of the costs and expenses incurred (or reasonably expected to be incurred) in connection therewith (including reasonable broker’s fees or commissions, legal fees, accounting fees, auditing fees, investment banking fees, consulting fees, advisory fees, underwriting fees and other professional fees, sales commissions, search and recording charges, any costs in connection with the adjustment, settlement or collection of claims, Taxes paid and the Borrower’s good faith estimate of Taxes to be paid in connection therewith).

“Non-Loan Party Subsidiary” means any Subsidiary of Holdings that is not a Loan Party.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated by the SEC under the Securities Act and the Exchange Act.

“Notes” means the Term Loan Notes.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outstanding Amount” means with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Patent Security Agreement” has the meaning assigned to such term in the Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a perfection certificate substantially in the form set forth in Exhibit G.

“Permitted Acquisitions” means, collectively, each Acquisition which satisfies each of the following conditions:

(a) at the time of and immediately before and after giving Pro Forma Effect thereto, no Default shall have occurred and be continuing;

(b) such Acquisition shall be consensual and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body);

(c) the Person, assets or business unit acquired in the Acquisition shall be engaged in an Approved Line of Business;

(d) such Acquisition and all transactions related thereto shall be consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(e) to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary shall become a Subsidiary Guarantor, in each case in accordance with Section 6.12;

(f) the aggregate consideration for such Acquisition shall be paid exclusively with proceeds from equity contributions from any direct or indirect equity holder of Holdings and the Acquired Entity or Business shall be consolidated with Holdings and its Subsidiaries;

(g) not later than ten (10) Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition, the Borrower shall have delivered to the Administrative Agent (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) financial statements for the Borrower including the Acquisition target on a Pro Forma Basis;

(h) the Borrower shall have delivered to the Administrative Agent within five (5) Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals; and

(i) the Acquired Entity or Business shall have had Consolidated EBITDA of at least $1 for its trailing twelve month period ending most recently prior to consummation of such Acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not overdue by more than 60 days or are being Contested in Good Faith; provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s and other like Liens imposed by law or arising in the ordinary course of business, to the extent obligations secured thereby are not overdue by more than 60 days or are being Contested in Good Faith; provided that enforcement of such Liens is stayed pending such contest;

(c) Liens made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including Liens granted in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or of section 7e of the German Social Code IV (SGB IV);

(d) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to sections 22, 204 German Transformation Act (Umwandlungsgesetz – UmwG) or a termination of a profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) pursuant to section 303 German Stock Corporation Act (Aktiengesetz – AktG);

(e) Liens to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), purchase orders, leases (other than Capitalized Leases), government contracts, statutory obligations, indemnity, surety and appeal bonds, performance bonds and other obligations of a like nature, including any Indebtedness permitted under Section 7.1(a)(x), in each case incurred in the ordinary course of business;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(g) minor defects, irregularities and deficiencies in title or any survey exceptions, easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially interfere with the ordinary conduct of business of the Loan Parties and their respective Subsidiaries;

(h) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries;

(i) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries;

(j) licenses, sublicenses, covenants not to sue, releases or similar rights or immunities with respect to Intellectual Property granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries;

(k) customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or any other Law, including common law, of banks or other financial institutions where any Loan Party or any of such Loan Party’s Subsidiaries maintains deposits in the ordinary course of business (including Liens under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen);

(l) reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any Governmental Authority or any similar authority;

(m) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business; and

(p) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Period” means the period from and after the Closing Date to and including the first Interest Payment Date that occurs on or after the second anniversary of the Closing Date.

“Platform” means any electronic transmission system used by the Administrative Agent and requested by the Required Lenders.

“Prime Rate” means a rate per annum equal to the rate of interest last quoted by the Wall Street Journal as the “Prime Rate” in the United States or if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Lenders) or any similar release as reasonably determined by the Required Lenders. The Prime Rate does not necessarily represent the lowest or best rate charged to any customer. Any change in the Prime Rate shall take effect at the opening of business on the date of such determination.

“Pro Forma Balance Sheet” has the meaning assigned to such term in Section 5.5(b).

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the Measurement Period most recently ended prior to the date of such transaction. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 5.5(b).

“Protected Person” has the meaning assigned to such term in Section 10.3(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” means any Lender that does not wish to receive Non-Public Information with respect to Holdings, the Borrower or its Subsidiaries or their respective securities.

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and reasonable fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if the Refinanced Obligations were subordinated) to the Secured Obligations on terms, taken as a whole, not materially less favorable to the Secured Parties than the Refinanced Obligations, (e) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (f) if the Refinanced Obligations or any Guarantees thereof are secured, (1) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof, on terms, taken as a whole, not materially less favorable to the Secured Parties and (2) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated, taken as a whole, to the Administrative Agent’s Liens on terms and conditions, taken as a whole, not materially less favorable to the Secured Parties, (g) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness; provided that, to the extent the Refinanced Obligations required other Persons to become obligors, such Refinancing Indebtedness may also require such other Persons to become obligors and (h) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Federal Reserve Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors, attorneys-in-fact and representatives, including accountants, auditors and legal counsel, of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant EU Directive” means Directive (EU) 2019/1023 of the European Parliament and of the Council of the European Union of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring insolvency and discharge of debt, and amending Directive (EU) 2017/1132 (Directive on restructuring and insolvency).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Repatriation Limitation” has the meaning assigned to such term in Section 2.7(b)(iii).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary, managing director (Geschäftsführer), member of the board (Vorstand), proxy (Prokurist), or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, and (d) with respect to clauses (a) through (c) any transaction that has a substantially similar effect.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (including, as of the date of this Credit Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Obligations” means, collectively, the Loan Document Obligations.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the permitted successors and assigns of each of the foregoing.

“Security Agreement” the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvency Certificate” means a certificate substantially in the form of Exhibit H.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by the Borrower or any of its Subsidiaries.

“Specified Event of Default” means any Event of Default arising under Sections 8.1(a), (b), (d) (in respect of Article 7), (f), (g), (h), (i), (j), (m), (n) and (o).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness or Restricted Payment that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party and contains subordination and other terms reasonably acceptable to the Required Lenders.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subscription Agreement” means that certain Subscription Agreement dated as of the Closing Date among Holdings and the “Investors” (as defined therein).

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of Holdings, the Borrower or a Loan Party, as the context may require.

“Subsidiary Guarantors” means Mynaric Government Solutions, Inc., Mynaric Lasercom GmbH, Mynaric Systems GmbH and each other Subsidiary of Holdings that becomes party to the Guarantee Agreement by the execution and delivery of a Subsidiary Joinder Agreement, and the permitted successors and assigns of each such Person.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit E, pursuant to which a Subsidiary becomes a party to the Guarantee Agreement, to the Security Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, the credit facility evidenced by the Term Loan Commitment.

“Term Lender” means a Lender with a Term Loan Commitment or, if the Term Loan Commitments have expired or terminated, outstanding Term Loans.

“Term Loan” means a loan referred to in Section 2.1.

“Term Loan Borrowing” means a Borrowing consisting of Term Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a single Term Loan on the Closing Date pursuant to Section 2.1 in an amount not exceeding the amount of such Term Lender’s Term Loan Commitment as set forth on Schedule 2.1. The aggregate amount of the Term Loan Commitments on the Closing Date is $75,000,000.

“Term Loan Note” means with respect to a Term Lender, a promissory note evidencing the Term Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B.

“Term SOFR” means a rate per annum equal to the greater of (a) Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period (or, where the Term SOFR Reference Rate is being calculated for purposes of clause (c) of the definition of “Alternate Base Rate”, a tenor of one month) on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day, and (b) the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required Lenders in their reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Termination Date” means the date upon which all Commitments have terminated and any Loans, together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent, indemnification or expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Threshold Amount” means the greater of (a) $3,000,000 and (b) 3% of Consolidated Total Assets.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Term Loans of such Lender at such time (which, for the avoidance of doubt, shall include all interest paid in kind).

“Trademark Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower, or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans, (c) the use of the proceeds of the Loans, (d) the satisfaction of the Collateral and Guarantee Requirement, (e) the Closing Date Transactions and (f) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (i) Term SOFR or (ii) the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Classification of Loans and Borrowings. For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings may also be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4 Accounting Terms; GAAP; Currency Translation.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, and the Consolidated Leverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c) If at any time any change in GAAP (including any election by Holdings to adopt U.S. generally accepted accounting principles in place of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Any amounts specified in this Credit Agreement or in the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined by Holdings based on the exchange rate used by Holdings and its Subsidiaries in the financial statements most recently delivered pursuant to Section 6.1 (or, if no such exchange rate exists, a spot rate reasonably selected by Holdings at the time of determination). No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 7.1, 7.2, 7.4 and 7.5 or the definition of “Threshold Amount” being exceeded as a result of changes in exchange rates.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8 Status of Loan Document Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Borrower shall take or cause each other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.9 Rates Generally. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Alternate Base Rate, the Benchmark, the Term SOFR Reference Rate, Term SOFR, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes (including determining whether any Conforming Changes, if any, are necessary or advisable). In furtherance of the foregoing, the Administrative Agent shall not be under any duty or obligation to (i) monitor, determine or verify the unavailability, replacement or cessation of any Benchmark or applicable benchmark index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, Benchmark Replacement Date or Benchmark Unavailability Period, (ii) to identify, select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to identify, select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index or (iv) to determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. The Required Lenders may select information sources or services (that shall be accessible to the Administrative Agent) in their reasonable discretion to permit the Administrative Agent to ascertain the Alternate Base Rate, the Benchmark, the Term SOFR Reference Rate, Term SOFR or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10 Divisions. For all purposes under the Loan Documents, in connection with a Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.11 German Terms. In this Agreement, where it relates to any entity incorporated or established under the laws of Germany or the context so requires, unless a contrary indication appears, a reference to:

(a) a person being unable to pay its debts includes that person being in a state of Zahlungsunfähigkeit under Section 17 of the German Insolvency Act (Insolvenzordnung) or being over-indebted (überschuldet) under Section 19 of the German Insolvency Act (Insolvenzordnung);

(b) a liquidator, trustee in bankruptcy, administrative receiver, receiver, administrator or compulsory manager includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or interim custodian (vorläufiger Sachwalter);

(c) a corporate action, formal legal proceedings or other formal procedure or formal step taken for the winding up, administration or dissolution includes liquidation (Liquidation) and any action taken by the competent court as set out in Section 21 of the German Insolvency Act (Insolvenzordnung);

(d) a moratorium includes protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren);

(e) a director or manager of a company includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including with respect to a person incorporated or established in Germany, any managing director (Geschäftsführer), member of the board (Vorstand) or proxy (Prokurist);

(f) a guarantee includes any guarantee (Garantie), any indemnity, and any joint and several (gesamtschuldnersich) or independent obligation (unabhängiges Schuldversprechen) within the meaning of German law; and

(g) the constitutional, incorporation and registry documents and/or excerpts include the relevant entity’s articles of association (Satzung) (as filed with the competent commercial register) or partnership agreement (Gesellschaftsvertrag), a recent online excerpt from the competent commercial register (elektronischer Abdruck aus dem Handelsregister) and, as applicable, a copy of its list of shareholders (Gesellschafterliste) (as filed with the competent commercial register) and, as applicable, any by-laws (Geschäftsordnungen).

ARTICLE 2

THE CREDITS

Section 2.1 Commitments.Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Term Lender agrees, severally and not jointly, to make a single loan (each such loan, a “Term Loan”) to the Borrower in Dollars on the Closing Date in a principal amount not exceeding such Term Lender’s Term Loan Commitment. Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Term Loans may be ABR Loans or SOFR Loans, as further provided herein. The Term Loans shall be issued with 1.00% original issue discount. Each Lender on the date of funding shall be entitled to such original issue discount in respect of its Term Loans on the Closing Date. Notwithstanding the foregoing, all calculations of interest and fees in respect of the Term Loans will be calculated on the basis of the full Term Loan Commitment amount of each Lender and the Total Credit Exposure outstanding on the Closing Date after the funding of the Term Loans shall be deemed to be $75,000,000.

Section 2.2 Borrowings, Conversions and Continuations of Loans. The Term Loans shall be advanced as a SOFR Loan with an Interest Period of three months and thereafter shall automatically continue as a SOFR Loan with three month Interest Periods continuing thereafter unless converted to ABR Loans in accordance with the terms of this Credit Agreement.

Section 2.3 Procedure for Borrowing.

(a) The Borrower shall deliver to the Administrative Agent a fully executed notice of borrowing (in a form satisfactory to the Administrative Agent and the Lenders) no later than 2:00 p.m. (New York City time) one (1) Business Day in advance of the Closing Date (or such shorter period as may be acceptable to the Lenders and the Administrative Agent). The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s portion of the requested borrowing.

(b) Each Lender shall make its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Payment Office. Upon satisfaction or waiver of the conditions precedent specified herein and receipt of all requested funds from each Lender, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from the Lenders to be wired to such account(s) as may be designated in writing to the Administrative Agent by the Borrower in such notice of borrowing (or any attached funds flow).

Section 2.4 [Reserved].

Section 2.5 Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) Payment at Maturity. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender, the then unpaid principal amount of each Term Loan, together with all accrued interest thereon, on the earlier of the Maturity Date and, if different, the date of the acceleration of the Loans in accordance with Section 8.2.

(b) Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver a Term Loan Note to such Lender.

(c) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Credit Agreement. In the event of any conflict or inconsistency between the Register and any account or accounts maintained by any Lender, the Register shall control and shall be conclusive and binding absent manifest error.

Section 2.7 Prepayments.

(a) Optional Prepayments. The Borrower may, upon written notice to the Administrative Agent, at any time and from time to time, voluntarily prepay the Loans in whole; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (A) three (3) Government Securities Business Days prior to any date of prepayment of a SOFR Borrowing and (B) three (3) Business Days prior to the date of prepayment of an ABR Borrowing and

(ii) each prepayment shall be in a principal amount equal to the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state on its face that such notice of prepayment is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of Indebtedness or Equity Interests or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, or such condition may be waived by the Borrower.

(b) Mandatory Prepayments.

(i) Net Cash Proceeds; Extraordinary Receipts.

(A) Dispositions. If the aggregate amount of Net Cash Proceeds received by the Loan Parties and their Subsidiaries from Dispositions that occur after the Closing Date and arise under Section 7.5(h) exceeds $5,000,000, then substantially simultaneously with (and in any event not later than the tenth (10th) Business Day next following) the receipt by a Loan Party or any of its Subsidiaries of any further Net Cash Proceeds from such Dispositions, the Borrower shall apply an aggregate amount equal to 100% of the amount of such excess Net Cash Proceeds to prepay the Term Loans and pay the exit fee payable under Section 3.2(b) in connection with such prepayment, with such aggregate amount to be allocated as between principal amount, accrued interest and exit fee in such proportion as is necessary to ensure it is fully applied thereto and that no additional amount need be paid.

(B) Debt Incurrences and Equity Issuances.

(1) In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Debt Incurrence, then substantially simultaneously with (and in any event not later than the tenth (10th) Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(2) If the aggregate amount of Net Cash Proceeds received by the Loan Parties and their Subsidiaries from Equity Issuances that occur after the Closing Date exceeds $30,000,000, then substantially simultaneously with (and in any event not later than the tenth (10th) Business Day next following) the receipt by a Loan Party or any of its Subsidiaries of any further Net Cash Proceeds from Equity Issuances, the Borrower shall apply an aggregate amount equal to 50% of the amount of such excess Net Cash Proceeds to prepay the Term Loans and pay the exit fee payable under Section 3.2(b) in connection with such prepayment, with such aggregate amount to be allocated as between principal amount, accrued interest and exit fee in such proportion as is necessary to ensure it is fully applied thereto and that no additional amount need be paid.

(C) Casualty Events. If the aggregate amount of Net Cash Proceeds received by the Loan Parties and their Subsidiaries from Casualty Events exceeds $5,000,000, then substantially simultaneously with (and in any event not later than the tenth (10th) Business Day next following) the receipt by a Loan Party or any of its Subsidiaries of any further Net Cash Proceeds from Casualty Events, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to 100% of the amount of such excess Net Cash Proceeds.

(D) Extraordinary Receipts. In the event that the Loan Parties and their Subsidiaries receive any Extraordinary Receipt, then, substantially simultaneously with (and in any event not later than the tenth (10th) Business Day next following) the receipt thereof, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to 100% of the amount of such Extraordinary Receipt.

(ii) Declining Lender. Notwithstanding anything in this Section 2.7(b) to the contrary, any Lender may elect, by notice to the Administrative Agent by hand delivery, facsimile transmission or PDF attachment to an e-mail, at least one (1) Business Day prior to the required prepayment date, to decline all but not less than all of any mandatory prepayment of its Loans pursuant to this Section 2.7(b), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by Holdings and its Subsidiaries and used for any general corporate purpose not prohibited by this Credit Agreement.

(iii) Foreign Entities. Notwithstanding the foregoing, to the extent that any Net Cash Proceeds or Extraordinary Receipt that is required to be applied to prepay the Term Loans pursuant to this Section 2.7(b) is received by Holdings or any Foreign Subsidiary of Holdings and:

(A) Holdings or such Foreign Subsidiary would be prohibited or restricted under Applicable Law (including as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming, downstreaming or transferring of cash intragroup or fiduciary and statutory duties of directors) or the Organizational Documents of any Subsidiary acquired after the Closing Date (including as a result of minority ownership of a Foreign Subsidiary) from transferring such Net Cash Proceeds or Extraordinary Receipts to the Borrower or any of its Subsidiaries; or

(B) would cause material adverse tax consequences as determined in good faith by Holdings in consultation with Required Lenders if transferred to the Borrower or any of its Subsidiaries (including as a result of any withholding of cash or the upstreaming of cash)

(any such limitation, a “Repatriation Limitation”), then in each case, the Borrower shall not be required to prepay such amounts (the “Excluded Amounts”) as required under this Section 2.7(b); provided that, in the circumstances described in clause (A), Holdings and its Subsidiaries will take all commercially reasonable actions available under Applicable Law to permit the applicable prepayment. The non-application of the Excluded Amounts as a consequence of any Repatriation Limitation will not constitute an Event of Default hereunder. Excluded Amounts shall be allocated among the Subsidiaries of Holdings in various jurisdictions determined by Holdings in good faith and the Excluded Amounts shall be available for working capital or other purposes of Holdings, the Foreign Subsidiary or any Subsidiary. Excluded Amounts shall not be deemed to be Net Cash Proceeds or Extraordinary Receipts, regardless of whether the Repatriation Limitation ceases to apply after such initial determination.

(iv) Calculation Certificate. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.7(b), a certificate signed by a Financial Officer of Holdings setting forth in reasonable detail the calculation of the amount of such prepayment.

(c) Notice of Mandatory Prepayment. The Borrower shall provide to the Administrative Agent written notice of any prepayment required pursuant to Section 2.7(b) not later than 1:00 p.m. (New York City time) on the date that is three (3) Business Days prior to the date of such prepayment (providing details and date of such prepayment).

(d) General Rules. All prepayments shall be accompanied by accrued interest thereon and any additional amounts required pursuant to Sections 3.2 and 3.5. Each prepayment shall be applied ratably to the Loans (excluding any Loans held by a Lender that declines a mandatory prepayment pursuant to Section 2.7(b)(ii) above).

Section 2.8 Payments Generally.

(a) General. Subject to Section 3.6, all payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein, all payments hereunder shall be made in Dollars.

(b) Pro Rata Treatment. Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c) [Reserved].

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e) [Reserved].

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses (including the fees and expenses of its counsel) due to the Administrative Agent under the Loan Documents, (ii) second, ratably towards payment of all expenses then due to any Lender hereunder, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the Lenders, and (iv) fourth, towards payment of principal of Loans then due hereunder, ratably among the Lenders.

(h) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify in writing the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower and Holdings each consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest.

(a) Interest Rate Generally. All ABR Loans shall bear interest at a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin. All SOFR Loans shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Loans plus the Applicable Margin.

(b) Default Rate.

(i) Notwithstanding the foregoing, if any principal of or interest on any Loan, or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii) Notwithstanding the foregoing, if a Specified Event of Default has occurred and is continuing and the Required Lenders, or the Administrative Agent, at the direction of the Required Lenders, so notifies the Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Specified Event of Default is continuing, all outstanding principal of each Loan shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(c) Interest Payment Dates. Except as set forth in paragraph (d) below, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) PIK Interest. In respect of any Interest Payment Date that occurs during the PIK Period, the Borrower may elect, upon written notice delivered to the Administrative Agent no later than 10:00 a.m. (New York City time) on the date that is five (5) Business Days (and no earlier than ten (10) Business Days) prior to such Interest Payment Date, to pay in kind up to three hundred basis points (3.00%) of the then applicable interest that has accrued on the Loans during the period from and including the Interest Payment Date immediately preceding such Interest Payment Date (or the Closing Date in the case of the initial Interest Payment Date) to and including such Interest Payment Date, which such amounts paid in kind shall be added to the principal amount of the Loans on such Interest Payment Date; provided that, (i) to the extent the Borrower does not make such written election, 100% of the interest that has accrued on all Loans during such period shall be paid in cash on such Interest Payment Date and (ii) for the avoidance of doubt, all interest accrued for any period ending after the end of the PIK Period shall be paid in cash.

(e) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly manifest error. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans and of any applicable Alternate Base Rate upon determination of such interest rate.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent on the Closing Date, for the ratable account of each Lender, a commitment fee equal to 1.0% of the amount of the Commitments.

(b) Mandatory Prepayment Exit Fee. On each Mandatory Prepayment Exit Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, an exit fee equal to:

(i) the following percentage of Invested Capital (defined below) for such Mandatory Prepayment Exit Date:

(A) 180% if such Mandatory Prepayment Exit Date occurs prior to the third anniversary of the Closing Date;

(B) 185% if such Mandatory Prepayment Exit Date occurs on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date; and

(C) 200% if such Mandatory Prepayment Exit Date occurs on or after the fourth anniversary of the Closing Date;

less

(ii) the principal amount of the Term Loans being prepaid on such Mandatory Prepayment Exit Date and all cash interest payments in respect of such principal amount paid or to be paid on or prior to such Mandatory Prepayment Exit Date.

Each such fee shall be earned in full and payable on the applicable Mandatory Prepayment Exit Date.

As used in this Section 3.2(b), the term “Invested Capital” means, for any Mandatory Prepayment Exit Date, the principal amount of the Term Loans being prepaid on such Mandatory Prepayment Exit Date.

(c) Final Exit Fee. On the Final Exit Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, an exit fee equal to:

(i) the following percentage of Invested Capital (defined below) for such Final Exit Date:

(A) 180% if such Final Exit Date occurs prior to the third anniversary of the Closing Date;

(B) 185% if such Final Exit Date occurs on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date; and

(C) 200% if such Final Exit Date occurs on or after the fourth anniversary of the Closing Date;

less

(ii) the cumulative amount of all principal repayments and cash interest payments on the Term Loans paid or to be paid on or prior to such Final Exit Date (other than any such amounts that have been deducted in the calculation of any exit fee paid prior to such Final Exit Date under paragraph (b) above pursuant to clause (ii) thereof).

Such fee shall be earned in full and payable on the Final Exit Date.

As used in this Section 3.2(c), the term “Invested Capital” means, for the Final Exit Date, the sum of (x) $74,250,000 (less the aggregate principal amount of all mandatory prepayments made pursuant to Sections 2.7(b)(i)(A) and (B)(2) on or prior to such Final Exit Date to the extent an exit fee has been paid in respect thereof pursuant to paragraph (b) above), plus (y) the aggregate amount by which the Term Loans have been increased as a result of the payment of interest in kind in accordance with Section 3.1(d).

(d) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time set forth in the Administrative Agent Fee Letter and as otherwise agreed to in writing by the Borrower and the Administrative Agent.

(e) Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3 Inability to Determine Rates. Subject to Section 3.8, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent or the Required Lenders determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any SOFR Loan or a continuation thereof that Term SOFR for any Interest Period with respect to a SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b) above, at the direction of the Required Lenders) revokes such notice. Upon the Borrower’s receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.8, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or the “Federal Funds Rate” cannot be determined pursuant to the definitions thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (b) or clause (c), as applicable, of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 3.4 Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining any maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality as determined by the Required Lenders and notified to the Administrative Agent, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality as determined by the Required Lenders and notified to the Administrative Agent, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

Section 3.5 Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.7(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 3.6 Taxes.

(a) Defined Terms. For purposes of this Section 3.6, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i) Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.

(j) Confidentiality. Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.7 Mitigation Obligations. If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that the Administrative Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement (including any Benchmark Replacement Conforming Changes) that would increase or materially change or affect the duties, obligations or liabilities of the Administrative Agent (including the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Administrative Agent, or would otherwise materially and adversely affect the Administrative Agent, in each case in its reasonable judgment, without the Administrative Agent’s express written consent.

(c) Notices; Standards for Decisions and Determinations. The Required Lenders will promptly notify the Borrower, the Administrative Agent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8. In the event that any applicable Benchmark is not available on any determination date, then unless the Administrative Agent is notified of a replacement Benchmark in accordance with the provisions of this Agreement within two (2) Business Days, the Administrative Agent shall use the interest rate in effect for the immediately prior Interest Period.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders (and is accessible to the Administrative Agent) in their reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) that is accessible by the Administrative Agent or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor, and the Required Lenders shall notify the Administrative Agent of any such modification. In the event that the applicable Benchmark is not available on any determination date, then unless the Administrative Agent is notified of a replacement Benchmark in accordance with the provisions of this Agreement within two (2) Business Days, the Administrative Agent shall use the interest rate in effect for the immediately prior Interest Period.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans immediately. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1 Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement on the Closing Date and the obligation of each Lender to make its Term Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of Holdings, the Borrower and each Lender.

(b) Notes. Each Lender shall have received a Note for each Lender that shall have requested one, signed on behalf of the Borrower.

(c) Legal Opinion. The Administrative Agent shall have received (i) capacity and New York law enforceability opinions from New York counsel to the Loan Parties, (ii) capacity opinions from German counsel to the Loan Parties, and (iii) German law enforceability opinions from German counsel to the Credit Parties (each addressed to the Credit Parties and dated the Closing Date), in form and substance satisfactory to the Administrative Agent and the Lenders. The Borrower hereby requests such counsel to deliver such opinions.

(d) Officers’ Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D or, in the case of any Loan Party other than the Borrower and any Domestic Subsidiary, such other form as is customary for such Loan Party.

(e) Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrower shall have paid all fees and expenses that under the terms hereof are due and payable on or prior to the Closing Date, including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f) Collateral and Guarantee Requirement.(i) Except for the actions to be taken pursuant to Section 6.15, the Collateral Documents and other closing deliverables set forth in Schedule 4.1(f) shall have been duly executed and/or delivered by each Loan Party that is required to be a party thereto on the Closing Date and shall be in full force and effect, and the Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and the priority described in each such Collateral Document; and

(ii) The Administrative Agent shall have received a Perfection Certificate with respect to each Loan Party dated the Closing Date and duly executed by a Responsible Officer of the Borrower and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Lenders that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.2 or have been or will be contemporaneously released or terminated.

(g) Guarantee Agreement. The Guarantee Agreement shall have been duly executed and delivered by each Loan Party that is required to be a party thereto on the Closing Date and shall be in full force and effect.

(h) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from a Financial Officer of the Borrower attesting to the Solvency of the Loan Parties and their Subsidiaries (taken as a whole on a consolidated basis) on the Closing Date after giving effect to the Transactions on the Closing Date.

(i) Insurance. The Administrative Agent shall have received evidence satisfactory to the Lenders that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(j) USA PATRIOT Act; KYC. At least five (5) days prior to the Closing Date, each Lender and the Administrative Agent shall have received:

(i) any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii) to the extent the Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrower.

(k) Financial Statements. The Administrative Agent shall have received (i) the Audited Financial Statements in draft form for the Fiscal Year ending December 31, 2022), (ii) the Pro Forma Financial Statements and (iii) projections for each Fiscal Year through 2027.

(l) Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Term Facility.

(m) No Material Adverse Effect. There shall not have occurred since December 31, 2022 a Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect and the Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower to the foregoing effect.

(n) Financial Officer Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower confirming that the conditions set forth in paragraph (p) of this Section 4.1 and clauses (a) and (b) of Section 4.2 shall be satisfied on the Closing Date.

(o) Closing Date Transactions. The Closing Date Transactions shall be consummated substantially contemporaneously with the funding of the Loans to be made on the Closing Date pursuant to documentation and on terms and conditions satisfactory to the Lenders.

(p) Liquidity. The Loan Parties shall have Liquidity in an aggregate amount of at least $10,000,000 after giving effect to the Transactions occurring on the Closing Date.

(q) Payoff of Existing Debt Facility. (i) the Administrative Agent and the Lenders shall have received a payoff letter evidencing the termination of the Existing Debt Facility and (ii) the Loan Parties shall have repaid the Existing Debt Facility in full on the Closing Date with proceeds of the Loans.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent in writing of any disagreement prior to the initial Credit Extensions hereunder.

Section 4.2 Conditions to All Credit Extensions. The obligation of each Lender to make a Term Loan on the Closing Date is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:

(a) Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Term Loan or from the application of the proceeds therefrom.

(c) The Administrative Agent and Lenders shall have received a fully executed and delivered notice of borrowing (with funds flow) in accordance with Section 2.3(a).

The making of the Term Loan shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the making of the Term Loan.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (b)(i), (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions occurring on the Closing Date, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien permitted under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (b) or (c), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions occurring on the Closing Date, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) perfection requirements under Applicable Law and filings and recordings necessary to satisfy the Collateral and Guarantee Requirement, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 Execution and Delivery; Binding Effect. This Credit Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto, and this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to the Legal Reservations and perfection requirements under Applicable Law.

Section 5.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and Unaudited Financial Statements:

(i) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii) show all material Indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries on a consolidated basis as of the date thereof, including liabilities for Taxes, material commitments and contingent obligations.

(b) The unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2022 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of Holdings and its Subsidiaries for the 12 month period ending on December 31, 2022 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions occurring on the Closing Date. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its Subsidiaries as at December 31, 2022 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(c) Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of Holdings and of the Borrower, threatened against or affecting the Loan Parties or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve or affect, or that purport to or could reasonably be expected to involve or affect, any Loan Document or the Transactions occurring on the Closing Date. Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 5.7 Environmental Matters.

(a) Except for the Disclosed Matters and except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i) each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii) the execution and delivery of this Credit Agreement and the consummation by the Loan Parties of the Transactions occurring on the Closing Date does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii) each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv) no Loan Party nor any of its Subsidiaries has received (A) written notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) written notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or, to the knowledge of Holdings, by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Loan Party or Subsidiary. No Loan Party or any of its Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v) as of the Agreement Date: (A) no property or facility currently, or to the knowledge of Holdings and the Borrower, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party or any of its present or former Subsidiaries have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi) (A) there has been no unpermitted disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party or any of its Subsidiaries, on, at or under any property currently or formerly owned, leased or operated by any Loan Party or any of its current or former Subsidiaries, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or, to the knowledge of Holdings and the Borrower, by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;

(vii) (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii) no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

(b) Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) The Loan Parties and their Subsidiaries have provided to the Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any material Environmental Claim, the unpermitted existence or Release of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries, or concerning material non-compliance by any Loan Party or any such Subsidiary with, or liability under, any Environmental Law.

Section 5.8 Ownership of Properties. Each Loan Party and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) owns, or is entitled to use, all Intellectual Property rights material to its business as currently conducted, and, to the knowledge of Holdings and the Borrower, the use thereof by the Loan Parties and their respective Subsidiaries does not infringe upon the Intellectual Property rights of any other Person, except to the extent that any such failure to own or have the right to use or any such infringement, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.9 Casualty, Etc.. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Investment Company Status, Etc. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.11 Taxes. Each Loan Party and its Subsidiaries have timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal and foreign Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith or (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12 ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Holdings and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, and (B) each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c) There are no pending or, to the knowledge of Holdings, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(d) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code)

which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f) With respect to any Foreign Plan, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13 Subsidiaries; Equity Interests. As of the Agreement Date, no Loan Party has any direct or indirect Subsidiaries or Equity Interests in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary as of the Agreement Date, (b) the ownership interest of each Loan Party and their respective Subsidiaries as of the Agreement Date in each of their respective Subsidiaries as of the Agreement Date, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. Neither any Loan Party nor any of its Subsidiaries has issued any Disqualified Equity Interests and (except in connection with any equity incentive program) there are no outstanding options or warrants to purchase Equity Interests of any Loan Party or any of its Subsidiaries of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing, in each case except as contemplated by the Subscription Agreement or required by Applicable Law. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens created by the Loan Documents and other non-consensual Liens permitted by Section 7.2. No Foreign Subsidiary of a Loan Party, which Loan Party is a U.S. Person, is treated as a corporation for U.S. federal income tax purposes.

Section 5.14 Insurance. Schedule 5.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries on the Agreement Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Agreement Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 5.15 Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X.

Section 5.16 Collateral Documents.

(a) Subject to the Legal Reservations and perfection requirements under Applicable Law, each of the Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof to the extent provided for therein and (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) are delivered to the Administrative Agent together with the proper endorsements, the Lien created under the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests and Pledged Debt Securities to the extent that the laws of the United States or any state, commonwealth or other political subdivision thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other Lien or right of any other person and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.16(a) and, with respect to Collateral consisting of U.S. Patents (and applications therefor), U.S. registered Trademarks (and applications therefor) and U.S. registered Copyrights, when the Security Agreement (or Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements, as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral to the extent such security interest may be perfected by the filing of a UCC financing statement and, with respect to Intellectual Property, the filing of such Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Lien or right of any other person, other than Liens expressly permitted by Section 7.2 which by operation of law or contract have priority over the Liens securing the Secured Obligations.

(b) Subject to the Legal Reservations and perfection requirements under Applicable Law, the Mortgages, upon the execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, subject to the exceptions listed in each insurance policy covering such Mortgage, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when (i) the Mortgages to be delivered on the Closing Date or on a post-closing basis pursuant to Section 6.15 are recorded in the offices specified in Schedule 5.16(b) and (ii) other Mortgages to be delivered pursuant to Section 6.12 and Section 6.15, and, in each case, all applicable fees have been paid, the Mortgages will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 7.2 which by operation of law or contract would have priority over the Liens securing the Secured Obligations.

Section 5.17 Solvency. After giving effect to the consummation of the Transactions on the Closing Date, the Loan Parties and their Subsidiaries (taken as a whole on a consolidated basis) are Solvent.

Section 5.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) Each Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of Holdings and the Borrower, employees, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of Holdings and the Borrower, employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) No Loan Party will use the proceeds of any Loan in violation of Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance in all material respects with applicable Anti-Terrorism Laws.

(d) The representations and warranties set forth in this Section 5.18 made by or on behalf of any Foreign Subsidiary shall only apply to any Foreign Subsidiary or for the benefit of any Secured Party to the extent that the giving or receiving of, or compliance with, the relevant representation and warranty does not result in a violation of or conflict with, or expose any Foreign Subsidiary, any Secured Party or any Affiliate, director, officer or employee of any of the foregoing to any liability under, any anti-boycott or blocking law, regulation or statue that is in force from time to time and applicable thereto (including the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 5.19 Material Owned Real Property. Schedule 5.19 lists completely and correctly as of the Agreement Date all Material Owned Real Property and the addresses thereof. One or more of the Loan Parties own in fee all the real property set forth on Schedule 5.19.

Section 5.20 Accuracy of Information, Etc.

(a) Each Loan Party has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other written information (other than financial projections, estimates and other forward-looking statements and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the written financial projections that have been furnished by any Loan Party to any Credit Party have been prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time (it being understood that such financial projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any financial projection will be realized and that actual results during the period or periods covered by such financial projections may differ from the projected results, and such differences may be material).

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.21 Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of Holdings, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. The consummation of the Transactions occurring on the Closing Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Section 5.22 [Reserved].

Section 5.23 No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.24 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.25 Brokers’ Fees. Except for the Disclosed Matters, none of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement.

Section 5.26 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Credit Parties that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish or caused to be furnished to the Administrative Agent and each Lender:

(a) within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), the audited consolidated balance sheet of Holdings and its Subsidiaries together with the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG AG Wirtschaftsprüfungsgesellschaft or another registered independent public accounting firm of recognized standing reasonably acceptable to the Required Lenders (without a “going concern” or like qualification or exception (other than resulting from (x) current debt maturities or (y) any prospective or actual breach of any financial covenant) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending March 31, 2023), the unaudited (and unreviewed) consolidated balance sheet of Holdings and its Subsidiaries and the related unaudited (and unreviewed) consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of Holdings (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements most recently delivered under clause (a) above (or, in the case of any Compliance Certificate delivered prior to the delivery of the first set of financial statements under clause (a) above, the Audited Financial Statements) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, except as notified to the Administrative Agent in accordance with the Loan Documents, (iv) attaching reasonably detailed calculations demonstrating compliance with Section 7.12, and (v) certifying that the Borrower has no Subsidiaries other than (A) those that existed on the Closing Date, or (B) those formed or acquired after the Closing Date with respect to which the Administrative Agent was previously notified pursuant to Section 6.12 of the Credit Agreement;

(d) [reserved];

(e) within 30 days after the beginning of each Fiscal Year, an annual consolidated forecast for Holdings and its Subsidiaries for such Fiscal Year and the following two Fiscal Years, including projected consolidated statements of income and comprehensive income of Holdings and its Subsidiaries, all in reasonable detail and stating all underlying assumptions;

(f) concurrently with the delivery of any Compliance Certificate under clause (c) above, a discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for the portion of the Fiscal Year then elapsed, including a discussion of the reasons for any significant variations from the figures for the corresponding period of the previous Fiscal Year; and

(g) promptly following any request therefor, (i) if requested by Administrative Agent from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, (ii) such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-

Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (iii) such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

If any financial materials and related certificates required to be delivered pursuant to Section 6.1 shall be required to be delivered on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.

Section 6.2 Notices of Material Events. Each of Holdings and the Borrower will furnish or caused to be furnished to the Administrative Agent each Lender:

(a) written notice of the following promptly (and in any event within (x) three (3) Business Days in the case of clause (i) below and (y) five (5) Business Days with respect to all other clauses below) after Holdings or the Borrower becomes aware of the same:

(i) the occurrence of any Default, specifying the nature and extent thereof;

(ii) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party or any of its Subsidiaries that could reasonably be expected to be adversely determined and, if so determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event (or any similar event with respect to a Foreign Plan) that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount;

(iv) the receipt by any Loan Party or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Loan Party or any of its Subsidiaries, in each case, which could reasonably be expected to have a Material Adverse Effect;

(v) any Casualty Event that results in the aggregate amount of Net Cash Proceeds received from all Casualty Events exceeding $5,000,000 or any Extraordinary Receipt;

(vi) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(vii) any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(b) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(c) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.2; and

(d) promptly after any Person becomes, or ceases to be, a Subsidiary or a Guarantor, an updated list of Subsidiaries or Guarantors, as the case may be.

Each notice delivered under paragraph (a) of this Section shall be accompanied by a statement of a Financial Officer of Holdings or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3 Existence. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any Disposition permitted by Section 7.5.

Section 6.4 Payment and Performance of Obligations. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section shall be deemed to require any Loan Party to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.

Section 6.5 Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.6 Books and Records; Inspection Rights. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries in accordance in all material respects with GAAP are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm (provided that a representative of the Borrower shall be entitled to attend any such meetings with such independent public accountants), all at the reasonable expense of the Borrower in a manner that does not unreasonably disrupt the operation of the business of Holdings and its Subsidiaries and at such reasonable times during normal business hours as are mutually agreed and as often as reasonably requested; provided, however, that (i) any such visit or inspection shall be conducted in compliance with any applicable health, safety and security protocol and shall be subject to Section 10.15, (ii) unless an Event of Default has occurred and is continuing, the Lenders may exercise rights under this Section no more than two times in any calendar year and (iii) during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that, notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (w) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings and its Subsidiaries and/or any of its customers and/or suppliers, (x) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or agents) is prohibited by Applicable Law, (y) that is subject to attorney-client or similar privilege or (z) in respect of which Holdings or any Subsidiary owes confidentiality obligations to any third party (so long as such obligations were not incurred in contemplation of preventing such disclosure, inspection, examination or copying hereunder, and it being understood that (1) Holdings or any such Subsidiary shall inform the Administrative Agent of the existence and nature of the confidential records, documents or other information not being provided and, (2) following a reasonable request from the Administrative Agent (at the direction of the Required Lenders), use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any material cost or expense or pay any consideration of any type to such party in order to obtain such consent)).

Section 6.7 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder.

This Section 6.7 shall only apply to any Foreign Subsidiary or for the benefit of any Secured Party to the extent that the giving or receiving of, or compliance with, the relevant affirmative covenant does not result in a violation of or conflict with, or expose any Foreign Subsidiary, any Secured Party or any Affiliate, director, officer or employee of any of the foregoing to any liability under, any anti-boycott or blocking law, regulation or statue that is in force from time to time and applicable thereto (including the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 6.8 Use of Proceeds.

(a) The proceeds of the Loans will be used (i) on the Closing Date to repay in full the Existing Debt Facility and (ii) otherwise only for general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(c) The Borrower shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

(d) This Section 6.8 shall only apply to any Foreign Subsidiary or for the benefit of any Secured Party to the extent that the giving or receiving of, or compliance with, the relevant affirmative covenant does not result in a violation of or conflict with, or expose any Foreign Subsidiary, any Secured Party or any Affiliate, director, officer or employee of any of the foregoing to any liability under, any anti- boycott or blocking law, regulation or statue that is in force from time to time and applicable thereto (including the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 6.9 Information Concerning Collateral.

(a) The Borrower will furnish to the Administrative Agent no later than ten (10) days after the occurrence thereof written notice of any change in:

(i) the legal name or jurisdiction of incorporation or formation of any Loan Party;

(ii) the location of (A) the chief executive office of any Loan Party, (B) its principal place of business, (C) any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf, or (D) except as provided in the applicable Collateral Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $1,000,000 is located (including the establishment of any such new office or facility);

(iii) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading; or

(iv) the Federal Taxpayer Identification Number or company organizational number of any Loan Party.

(b) The Borrower agrees in respect of any change referred to in the preceding sentence to ensure that all filings be made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(c) The Borrower also agrees promptly to notify the Administrative Agent in writing if any material portion of the Collateral is damaged or destroyed.

Section 6.10 Insurance.

(a) Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary for companies in the same or similar businesses operating in the same or similar locations and of same or similar size.

(b) With respect to any portion of any Mortgaged Property that is located in a Flood Zone within a community participating in the Flood Program, the Borrower will, and will cause any applicable Loan Party to, maintain through the Flood Program or through private insurance policies, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Borrower and each other Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance coverage under policies issued pursuant to and in compliance with the Flood Insurance Laws in an amount equal to the maximum limit of coverage available for such Mortgaged Property under Flood Insurance Laws, subject only to deductibles consistent in scope and amount with those permitted under the Flood Program;

(c) Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (i) promptly cause (x) all Loan Parties (other than Domestic Subsidiaries of Holdings) to grant perfected Liens over the insurance policies of such Loan Parties and (y) all U.S. insurance policies (other than D&O policies) of the Domestic Subsidiaries of Holdings to be endorsed or otherwise amended to include an additional insured endorsement or, in the case of property or casualty insurance in respect of the Collateral, a “standard” or “New York” lender’s loss payable endorsement, in each case, as available, customary and appropriate, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and which lender’s loss payable endorsement or amendment shall provide that, from and after the date thereof, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to such Loan Party under such policies directly to the Administrative Agent and (ii) if such renewal or replacement is required to satisfy the requirements of clause (a), deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent or Required Lenders) together with evidence reasonably satisfactory to the Required Lenders of payment of the premium therefor.

(d) Each of Holdings and the Borrower will promptly upon request of the Administrative Agent or any other Lender, deliver to the Administrative Agent (for distribution to all Lenders), evidence of compliance by all Loan Parties with the requirements contained Sections 6.10(a) through (c) in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including evidence of annual renewals of such insurance.

(e) [reserved].

(f) In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i) no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties and the Administrative Agent and the Required Lenders shall have the right from time to time to require the Loan Parties and their respective Subsidiaries to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11 [Reserved].

Section 6.12 Covenant to Guarantee and Provide Security.

(a) Subsidiary Guarantors. If any Subsidiary of Borrower is formed or acquired after the Agreement Date, the Borrower will notify the Credit Parties in writing thereof within ten (10) Business Days following the date on which such Subsidiary is formed or acquired (or such later date as may be acceptable to the Administrative Agent in its sole discretion) and (except in the case of a Subsidiary that is a Controlled Foreign Corporation or an FSHC):

(i) the Borrower will cause each such Subsidiary to execute and deliver a Subsidiary Joinder Agreement and a Perfection Certificate within such ten (10) Business Day period;

(ii) the Borrower will cause such Subsidiary to take such actions to create and perfect Liens on such Subsidiary’s assets and the Equity Interests of such Subsidiary to secure the Secured Obligations consistent with the Collateral and Guarantee Requirements and the Collateral Documents and as the Administrative Agent or Required Lenders shall reasonably request;

(iii) [reserved];

(iv) [reserved]; and

(v) the Borrower will deliver or cause to be delivered to the Administrative Agent such certificates and legal opinions as would have been required had such Subsidiary been a Subsidiary Guarantor on the Closing Date.

(b) Real Property.

(i) Upon the acquisition by any Loan Party after the Closing Date of any Material Owned Real Property or if any Real Property becomes Material Owned Real Property, the Borrower shall promptly notify the Administrative Agent, setting forth with specificity a description of such Material Owned Real Property, including the location thereof, any structures or improvements thereon and, as determined by the Required Lenders in their sole discretion, either an appraisal or Borrower’s good faith estimate of the current value of such Material Owned Real Property. Within 45 days of the delivery of such notice and unless the Required Lenders in their sole discretion determine not to require a Mortgage on such Material Owned Real Property:

(A) the Loan Party that owns such Material Owned Real Property shall have delivered a Mortgage to Administrative Agent together with such other documents, agreements and instruments as Administrative Agent or the Required Lenders shall reasonably request, and

(B) the Borrower shall, or shall cause such Loan Party to, pay all fees and expenses, including Attorney Costs, in connection with each Loan Party’s obligations under this Section.

(c) Further Assurances.

(i) Each of Holdings and the Borrower will, and will cause each of the Loan Parties to, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests in such of its assets and properties in order that the Borrower and the Loan Parties be in compliance with the Collateral and Guarantee Requirement.

(ii) Each of Holdings and the Borrower will, and will cause each of the Loan Parties to, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Administrative Agent from time to time such documents, agreements, instruments, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments to satisfy the Collateral and Guarantee Requirement, and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Administrative Agent or the Required Lenders may reasonably require.

(iii) Each action required by this Section 6.12(c) shall, unless otherwise set forth in this Agreement or the Collateral Documents, be completed as soon as practicable, but in no event later than 30 days (or such longer period as determined by the Administrative Agent in its reasonable discretion) after any such assets or properties are acquired or such action is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be.

Section 6.13 Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Government Authorities pursuant to Environmental Law. Holdings will notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith.

Section 6.14 [Reserved].

Section 6.15 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.15 or such later date as the Administrative Agent reasonably agrees to in writing, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.15, in each case except to the extent otherwise agreed by the Administrative Agent (at the direction of the Required Lenders).

ARTICLE 7

NEGATIVE COVENANTS

Until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Credit Parties that:

Section 7.1 Indebtedness; Equity Interests.

(a) Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Agreement Date and set forth in Schedule 7.1;

(iii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed the greater of (x) $7,500,000 and (y) 7.5% of Consolidated Total Assets at any time;

(iv) Indebtedness of any Person that becomes a Subsidiary after the Agreement Date through an Acquisition; provided that such Indebtedness (A) exists at the time such person becomes a Subsidiary and is not created in contemplation or in connection with such Person becoming a Subsidiary, (B) does not exceed $5,000,000 and (C) is recourse only to such acquired Subsidiary;

(v) Guarantees in respect of Indebtedness otherwise permitted by this Section 7.1(a) other than under clause (iv);

(vi) Indebtedness of (A) any Loan Party to any other Loan Party, (B) any Non-Loan Party Subsidiary to any other Non-Loan Party Subsidiary and (C) to the extent permitted as an Investment under Section 7.4, any Non-Loan Party Subsidiary to any Loan Party;

(vii) obligations under any Swap Agreements entered into for the purpose of mitigating risk and not for speculative purposes;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business or arising services in the ordinary course of business (and not in respect of borrowed money) in connection with (A) cash management, including lines of credit and overdraft facilities, (B) the financing of insurance premiums, (C) take-or-pay obligations contained in supply agreements and (D) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services;

(ix) Indebtedness arising as a result of (A) customary indemnification obligations to purchasers that are not Affiliates of a Loan Party in connection with any Disposition permitted by Section 7.5;

(x) Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments, (B) surety bonds, payment bonds, performance bonds, bid bonds, Real Property lease guarantees, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof and (C) trade letters of credit, bank guarantees, warehouse receipts or similar instruments (other than obligations in respect of Indebtedness for borrowed money);

(xi) Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(xii) contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price, in each case in connection with an Investment or Acquisition permitted by Section 7.4;

(xiii) [reserved];

(xiv) Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (ii), (iii) or (iv); and

(xv) additional unsecured Indebtedness in an aggregate principal amount not to exceed (A) the greater of (x) $2,000,000 and (y) 2% of Consolidated Total Assets, plus (B) to the extent constituting unsecured Subordinated Debt, the greater of (x) $3,000,000 and (y) 3% of Consolidated Total Assets at any one time outstanding.

(b) Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any of its Subsidiaries, except as permitted under Section 7.8.

(c) For purposes of determining compliance with this Section 7.1, (i) Indebtedness need not be permitted solely by reference to one of the categories described in clauses (a)(i) through (xv) but may be permitted in part under any combination thereof, and (ii) in the event that an item of Indebtedness (or any part thereof) meets the criteria of more than one of the categories described in clauses (a)(i) through (xv) above, Holdings and the Borrower will be permitted, in their discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section.

Section 7.2 Liens. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien existing on the Agreement Date and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other property or asset of any Loan Party or any Subsidiary other than accessions thereto or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Agreement Date and any Refinancing Indebtedness in respect thereof or other extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof other than by an amount equal to any accrued and unpaid interest, premiums (including tender premiums), original issue discount, expenses, defeasance costs and fees (including underwriting discounts, commitment, ticking and similar fees and discounts) payable in respect of such extension, renewal or replacement;

(d) any Lien on fixed or capital assets acquired, constructed or improved by any Loan Party or any of its Subsidiaries; provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii) or any Refinancing Indebtedness in respect thereof, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any Subsidiary other than accessions thereto or proceeds thereof;

(e) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Agreement Date prior to the time such Person becomes a Subsidiary; provided that (i) to the extent such Lien secures Indebtedness, such Indebtedness is permitted by Section 7.1(a), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any Subsidiary other than accessions thereto or proceeds thereof and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, any Refinancing Indebtedness in respect thereof and any other extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof other than by an amount equal to any accrued and unpaid interest, premiums (including tender premiums), original issue discount, expenses, defeasance costs and fees (including underwriting discounts, commitment, ticking and similar fees and discounts) payable in respect of such extension, renewal or replacement;

(f) Liens of a depository bank or securities intermediary permitted by any Control Agreement; and

(g) other Liens to the extent the aggregate amount of Indebtedness secured thereby (which shall not include Indebtedness for borrowed money) does not exceed $1,000,000.

For purposes of determining compliance with this Section 7.2, (i) a Lien need not be permitted solely by reference to one of the categories described in clauses (a) through (g) but may be permitted in part under any combination thereof, and (ii) in the event that a Lien (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (g) above, Holdings and the Borrower will be permitted, in their discretion, to classify such Lien on the date of its incurrence, or later reclassify all or a portion of such Lien, in any manner that complies with this Section.

Section 7.3 Fundamental Changes; Business; Fiscal Year.

(a) Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any Person, or permit any Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that and transaction permitted by Section 7.4 or Section 7.5 shall also be permitted under this Section 7.3, and if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing and the Collateral and Guarantee Requirement is satisfied:

(i) any Subsidiary of Holdings (other than the Borrower) may merge into or consolidate with (A) Holdings in a transaction in which Holdings is the surviving entity, (B) the Borrower in a transaction in which the Borrower is the surviving entity, (C) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, and (D) to the extent such Subsidiary is a Non-Loan Party Subsidiary, any other Non-Loan Party Subsidiary;

(ii) any Person (other than Holdings or the Borrower) may merge into, or consolidate with, a Loan Party in a transaction where the Loan Party is the surviving entity;

(iii) (A) any Subsidiary of a Loan Party may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to Holdings, the Borrower or to any Subsidiary Guarantor and (B) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to Holdings, the Borrower or any Subsidiary of Holdings; and

(iv) any Person other than Holdings or the Borrower may liquidate or Dissolve if (A) it owns no material assets, engages in no material business and otherwise has no material activities other than activities related to the maintenance of its existence and good standing or (B) Holdings otherwise determines in good faith that its liquidation or dissolution is in the best interests of Holdings and its Subsidiaries, taken as a whole, and, in the case of this clause (B), a Loan Party receives the assets of such liquidated or dissolved Person;

(b) Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business;

(c) Holdings will not, and will not permit any of its Subsidiaries to, change its Fiscal Year; and

(d) No Loan Party or Subsidiary of a Loan Party shall be a Controlled Foreign Corporation or an FSHC.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase, hold, acquire or make (including pursuant to any merger or Division) any Investment, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Agreement Date or made pursuant to a binding commitment in existence on the Closing Date and set forth in Schedule 5.13 or Schedule 7.4, and any Investment consisting of any extension, modification or renewal of any such Investment, binding commitment or obligation that does not increase the amount thereof;

(c) Investments consisting of customary payment terms to suppliers, prepaid expenses or deposits in the ordinary course of business;

(d) Investments in any Loan Party;

(e) to the extent constituting Investments, Guarantees and Indebtedness permitted by Section 7.1(a), transactions permitted by Section 7.3, Dispositions permitted by Section 7.5 and Restricted Payments permitted by Section 7.8;

(f) Swap Agreements not otherwise prohibited hereunder;

(g) Permitted Acquisitions;

(h) payroll, commission, travel and other similar cash loans or advances made to directors (or comparable Persons), officers or employees in the ordinary course of business;

(i) (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, (ii) Investments received in satisfaction or partial satisfaction of accounts receivable or notes receivable to the extent reasonably necessary in order to prevent or limit loss and (iii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(j) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower, Holdings or any Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k) Investments in prepaid expenses, deposits, prepayments and other credits to suppliers, lessors or other contractors, including deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(m) so long as no Default shall have occurred and be continuing or would immediately result therefrom, other Investments by the Borrower and its Subsidiaries after the Agreement Date in an aggregate amount not to exceed the greater of (x) $3,000,000 and (y) 3% of Consolidated Total Assets.

For purposes of determining compliance with this Section 7.4, (i) an Investment need not be permitted solely by reference to one of the categories described in clauses (a) through (m) but may be permitted in part under any combination thereof, and (ii) in the event that an Investment (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (m) above, Holdings and the Borrower will be permitted, in their discretion, to classify such Investment on the date of its incurrence, or later reclassify all or a portion of such Investment, in any manner that complies with this Section.

Section 7.5 Dispositions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, Dispose of any of its assets except:

(a) issuances of Qualified Equity Interests by (i) any Subsidiary of a Loan Party to a Loan Party, (ii) the Borrower to Holdings, in each case subject to the Collateral and Guarantee Requirement and Section 2.7(b)(i)(B);

(b) (i) any Disposition by (A) any Loan Party to any other Loan Party or (B) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary or, if in compliance with Section 7.9, any Loan Party, in each case so long as the Collateral and Guarantee Requirement is satisfied after giving effect thereto, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, and the discount, write-off or other Disposition of accounts receivable overdue by more than thirty (30) days or the sale of any such accounts receivable for the purposes of collection to any collection agency, in each case, in the ordinary course of business, (iii) any Disposition of inventory, products, services, accounts receivable, cash, Cash Equivalents or other current assets or financial instruments, in each case in the ordinary course of business, (iv) Dispositions of worn out, damaged, unserviceable, uneconomical, surplus, outdated or obsolete assets, and assets that are no longer useful in the business of Holdings or its Subsidiaries or that are no longer necessary therefor and (v) any Disposition constituting the surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business, or the write-off or write-down of any asset;

(c) the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(d) the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business, and the leasing, subleasing, licensing and sublicensing of any other property (and the termination of any of the foregoing);

(e) the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2, Section 7.4, Section 7.8 and, to the extent not otherwise permitted under this Section 7.5, Section 7.3;

(f) any Casualty Event and the Disposition of any property subject thereto;

(g) the abandonment, cancellation, lapse, expiry or other Disposition of Intellectual Property of a Loan Party or Subsidiary to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such abandonment, cancellation, lapse, expiry or other Disposition is not materially adverse to the interests of the Lenders and (ii) the lapse or expiration of Intellectual Property in accordance with their statutory terms;

(h) the Disposition of assets (other than Equity Interests of any Wholly-Owned Subsidiary) for at least fair market value, so long as (i) no Default then exists or would immediately result therefrom, (ii) at least 75% of the consideration received by the applicable Loan Party consists of cash or Cash Equivalents and is paid at the time of the closing of such sale (provided that the following shall be deemed to be cash or Cash Equivalents: the amount of any Indebtedness or other liabilities of Holdings or any Subsidiary that are assumed by the transferee of any such assets), (iii) the Net Cash Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.7(b)(i)(A) and (iv) the aggregate amount of cash and non-cash proceeds received from all assets sold pursuant to this clause (h) shall not exceed the greater of (x) $7,500,000 and (y) 7.5% of Consolidated Total Assets in the aggregate during the term of this Credit Agreement (for this purpose, using the fair market value of property other than cash and Cash Equivalents);

(i) Dispositions of equipment or Real Property to the extent such property is exchanged for credit against the purchase price of similar replacement property or for other equipment or Real Property;

(j) any Disposition comprising the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder; and

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

For purposes of determining compliance with this Section 7.5, (i) a Disposition need not be permitted solely by reference to one of the categories described in clauses (a) through (k) but may be permitted in part under any combination thereof, and (ii) in the event that a Disposition (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (k) above, Holdings and the Borrower will be permitted, in their discretion, to classify such Disposition on the date of its occurrence, or later reclassify all or a portion of such Disposition, in any manner that complies with this Section.

Section 7.6 [Reserved].

Section 7.7 [Reserved].

Section 7.8 Restricted Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) to the extent required pursuant to section 174 in combination with section 254 of the German Stock Corporation Act (Aktiengesetz—AktG);

(b) subject to the Collateral and Guarantee Requirement, any Subsidiary of Holdings may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests);

(c) any Subsidiary of Holdings may declare and pay dividends or other distributions with respect to its Equity Interests to Holdings, the Borrower or any Subsidiary Guarantor, and to any other Person that holds an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;

(d) Holdings, the Borrower and their respective Subsidiaries may purchase, redeem or otherwise acquire Equity Interests issued by the relevant Person with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(e) Holdings, the Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options; and

(f) any Loan Party or Subsidiary may make any other Restricted Payment to any Loan Party.

Section 7.9 Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.8 or 7.10 of this Credit Agreement or any transaction between or among the Loan Parties and not involving any other Affiliate) and (b) the Transactions.

Section 7.10 Restrictive Agreements. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien in favor of the Secured Parties created under the Loan Documents or (b) the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) prohibitions, restrictions and conditions imposed by Applicable Law or by the Loan Documents, (B) prohibitions, restrictions and conditions existing on the Agreement Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such prohibition, restriction or condition) and (C) customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale; provided that such restrictions and conditions apply only to its Subsidiary that is to be sold and such sale is permitted hereunder, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11 Amendment of Material Documents. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, supplement modify or waive any of its rights under any Subordinated Debt Document or any of its Organizational Documents, other than immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Credit Parties; provided that the Borrower shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Section 7.12 Financial Covenants.

(a) Consolidated Leverage Ratio. Commencing with the Measurement Period ending March 31, 2025, Holdings and the Borrower will not permit the Consolidated Leverage Ratio as of the end of any Measurement Period set forth below (subject to such modifications to Measurement Period as are set forth in the definition of Consolidated Leverage Ratio) to be greater than the ratio set forth with respect to such Measurement Period in the following table:

Measurement Period Ending	Ratio
March 31, 2025	4.50:1.00
June 30, 2025	4.50:1.00
September 30, 2025	4.50:1.00
December 31, 2025	3.50:1.00
March 31, 2026	3.50:1.00
June 30, 2026	3.50:1.00
September 30, 2026	3.50:1.00
December 31, 2026	3.00:1.00
March 31, 2027 and thereafter	2.50:1.00

(b) Minimum Liquidity. Commencing with the calendar quarter ending June 30, 2023, Holdings and the Borrower will not permit average weekly Liquidity for any calendar quarter (measured as of the close of business on Friday of each week during each calendar quarter) to be less than $10,000,000 as of the end of such calendar quarter.

Section 7.13 Payments on Subordinated Debt. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Loan Document Obligations except that so long as no Default shall have occurred and shall be continuing or would immediately result therefrom, Holdings, the Borrower or any Subsidiary may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment of Principal. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Non-Payment. Any Loan Party shall fail to pay any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) Specific Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 6.2(a)(i), 6.3, 6.8, 6.15 or in Article 7 or (ii) Sections 6.1 or 6.10 and such failure under this clause (ii) shall continue unremedied for a period of ten (10) Business Days.

(e) Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after Holdings or the Borrower becomes aware of such failure or receipt by the Borrower of a written notice of such default from Administrative Agent (at the direction of the Required Lenders).

(f) Cross Default – Payment Default on Material Indebtedness. Any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period).

(g) Other Cross-Defaults. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure period); provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary Disposition of the property or assets securing such Indebtedness.

(h) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) Inability to Pay Debts. Any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) Judgments. One or more (i) non-monetary final judgments which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) final judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof (in each case, which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and, in each case, the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any enforcement proceedings shall be commenced by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.

(l) ERISA Events. (i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding the Threshold Amount, (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA.

(m) Invalidity of Loan Documents. Any material provision of any Loan Document shall cease, for any reason (other than in accordance with its terms), to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(n) Liens. The Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by this Agreement and the relevant Collateral Document, other than by reason of a release of Collateral in accordance with the terms of the Collateral Documents.

(o) Change of Control. A Change of Control shall occur.

(p) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Credit Agreement or such subordination provisions.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the direction of the Required Lenders, by notice to the Borrower, take the following actions, at the same or different times: (i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(h) or (i), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise all other rights under the Loan Documents and applicable law.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts, payable to the Lenders (including fees, charges and disbursements of counsel to the Lenders and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent, indemnification or expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Alter Domus (US) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby releases, to the extent legally possible, the Administrative Agent from any restrictions of multi-representation under any Applicable Law. Any Lender prevented by Applicable Law or its constitutional documents from granting the release from the restrictions under Section 181 German Civil Code shall notify the Administrative Agent in writing without undue delay. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties and in performing its functions and duties under this Agreement, the Administrative Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. The Administrative Agent is hereby directed and authorized to enter into the Loan Documents on behalf of the Lenders.

Section 9.2 Rights as a Lender. To the extent the Person serving as the Administrative Agent hereunder shall be a Lender, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and no implied covenants or obligations shall be read into this Agreement or any other loan Document against the Administrative Agent, and its duties hereunder shall be mechanical and administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity.

(b) None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or representatives shall be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is received by a Responsible Officer of the Administrative Agent from the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation. The Administrative Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any materials into the environment.

(e) The Administrative Agent shall not be liable for interest on any money received by it. No provision of this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. Every provision of this Agreement or any other Loan Document relating to the conduct or affecting the liability of or affording protection to the Administrative Agent shall be subject to the provisions of this Article 9. The rights, privileges, protections, immunities and benefits given to the Administrative Agent, including its right to be indemnified, are extended to, and shall be enforceable by the Administrative Agent in each document related hereto to which it is a party. Before the Administrative Agent acts or refrains from acting, as to any fact or matter the manner of ascertainment of which is not specifically described herein, it may require a direction from the Required Lenders and shall not be liable for any action it takes or omits to take in good faith in reliance thereon.

(f) In no event shall the Administrative Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit), even if the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Loan Document, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

(g) The Administrative Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders, and the Administrative Agent shall incur no liability by reason of so refraining. The Administrative Agent shall not be required to take any action under this Agreement or any related document (i) if taking such action (1) would subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax, (2) would require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified, (3) would, in the opinion of the Administrative Agent, be contrary to applicable law or the terms of this Agreement or any other Loan Document, or (4) would, in the opinion of the Administrative Agent, expose Agent to liabilities, or (ii) if the Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The delivery (including through the posting in the Platform) of reports and other documents and information to the Administrative Agent hereunder or under any other Loan Document is for informational purposes only and the Administrative Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

(h) Nothing contained in this Agreement shall require the Administrative Agent to exercise any discretionary acts. For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent hereunder or under any other Loan Document, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” “consented to by Administrative Agent” and phrases of similar import that authorize or permit an Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Administrative Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to take such action or to exercise such rights.

(i) In the event that the Administrative Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as the Administrative Agent subject to the terms and conditions of Section 9.6 or arrange for the transfer of the title or control of the asset to a court appointed receiver.

(j) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Institution. The Administrative Agent shall be conclusively entitled to assume that any Lender or any other Person is not a Disqualified Institution unless it has received written notice that such Lender or Person is a Disqualified Institution.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents, attorneys, custodians or nominees appointed by the Administrative Agent. The Administrative Agent and any such sub-agent, attorney, custodian or nominee may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent, custodian or nominee and to the Related Parties of the Administrative Agent and any such sub-agent, custodian or nominee and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct, or for the supervision of any sub-agents, attorneys, custodians or nominees appointed in good faith and with due care.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York (it being understood and agreed, for the avoidance of doubt, that the initial Administrative Agent appointed under this Agreement shall not be required to be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required

Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is subject to a proceeding under any Debtor Relief Law, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan

Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring and/or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring and/or holding such commercial loans or providing such other facilities.

Section 9.8 [Reserved].

Section 9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10 Collateral and Guarantee Matters.

(a) The Secured Parties irrevocably authorize and direct the Administrative Agent,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) at the Termination Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents to a Person that is not and is not required to become a Loan Party; provided, however, that any sale or Disposition of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreement shall be subject to Section 10.2(b), or (C) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d); and

(iii) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; provided, however, that the release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreement shall be subject to Section 10.2(b).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10. Notwithstanding anything contained herein or in any other Loan Document to the contrary, in no event shall the Administrative Agent be obligated to execute or deliver any release, subordination or re-conveyance of Collateral or any Guarantor unless it shall have received a certificate executed by a duly authorized officer of the applicable Loan Party certifying that such release, subordination or re-conveyance is permitted by this Agreement and the other Loan Documents.

(b) The Administrative Agent shall not be responsible or liable for or have a duty to ascertain or inquire into (i) any representation or warranty regarding the existence, value or collectability of the Collateral, (ii) the existence, continuation or maintenance of the priority or perfection of the Administrative Agent’s Lien on the Collateral, (iv) the acquisition or maintenance of any insurance with respect to the Collateral or otherwise, (v) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral, or (vi) any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 9.11), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrower or any other Loan Party; provided that this clause (c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of any Loan Party relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; and provided, further, that for the avoidance of doubt, the foregoing shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment to the Lenders.

(d) In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 9.11 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any of its Affiliates, branches or agencies thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof) under any Loan Document.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to any Loan Party, to such Loan Party at the following address and electronic mail addresses:

c/o Mynaric AG

Dornierstraße 19,

82205 Gilching

Germany

Attn: Stefan Berndt-von Bülow, Emin Bulent Altan, Markus Mannl, Thomas

Karst and Felix Hackle

E-mail: stefan.berndtvonbuelow@mynaric.com, bulent.altan@mynaricusa.com,

markus.mannl@mynaric.com; ext_thomas.karst@mynaric.com; and

felix.hacke@mynaric.com

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1; and

(iii) if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Administrative Agent sent by email or posted to a Platform or an Internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party.

(c) Change of Address, Etc. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on the Platform if requested by Required Lenders.

(ii) The Platform and any Approved Electronic Communications are provided “as is” and “as available.” None of the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Platform or any Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that the Administrative Agent does not have any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, whether or not based on strict liability and including (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent the same resulted primarily from the gross negligence or willful misconduct of such Administrative Agent or its Related Parties, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment or (B) indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent the same resulted primarily from the gross negligence or willful misconduct of such Administrative Agent or its Related Parties, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(iii) Each Loan Party, each Lender and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(iv) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(v) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(vi) The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 6.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 6.1 or otherwise contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries and their respective securities.

(e) Public Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including the U.S. Federal and state securities Requirements of Law, to make reference to Approved Electronic Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the U.S. Federal or state securities Requirements of Law. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Administrative Agent and other Lenders may have access to such information and (ii) neither the Borrower nor the Administrative Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

Section 10.2 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.9 (subject to the terms of Section 2.8(h)) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to the Loan Documents and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.8(h), any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b) Except as expressly provided by Section 2.11, Section 3.1(f), Section 3.8 or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties party to the applicable Loan Document and the Required Lenders, or by the Loan Parties party to the applicable Loan Documents and the Administrative Agent at the direction of the Required Lenders; provided that no such agreement shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment (but not to reduce the amount of or postpone the date of any prepayment required by Section 2.7(b)) without the written consent of each Credit Party directly and adversely affected thereby;

(iv) except as provided in Section 2.10 and subsection (c) below, change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b), without the written consent of each Credit Party directly and adversely affected thereby;

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) change the currency in which any Commitment or Loan is, or is to be, denominated, or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby;

(vii) release any Guarantor from its Guarantee under the Guarantee Agreement (except as expressly provided therein or in Section 9.10), or limit its liability in respect of such Guarantee, without the written consent of each Lender; or

(viii) release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Collateral Document or in connection with a transaction permitted by the Loan Documents), without the consent of each Lender; and

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect any provision of Article 9 or any other provision affecting the rights, obligations or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in addition to the Borrower and the Lenders required above.

(c) In addition, notwithstanding anything in this Section to the contrary, (i) if the Required Lenders and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Required Lenders and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document, and (ii) the Administrative Agent Fee Letter may be amended, waived or modified by the Administrative Agent and the Borrower without any further action or consent of any other party to any Loan Document.

(d) A copy of any amendments, restatements, supplements, modifications, waivers or consents to this Agreement or any other Loan Document shall be provided by the Borrower to the Administrative Agent promptly after execution, if the Administrative Agent is not a signatory thereto, and the Administrative Agent shall not be bound by any such amendments, restatements, supplements, modifications, waivers or consents unless and until it has received a copy thereof.

Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Credit Parties and their Affiliates (including Attorney Costs of counsel for the Credit Parties), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement, the Subscription Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by any Credit Party (including Attorney Costs of any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement, the Subscription Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) other than with respect to the Administrative Agent (in its capacity as such), result from a claim brought by any Loan Party against an Indemnitee (other than the Administrative Agent) for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee (other than any claim asserted by or against the Administrative Agent in its capacity as such). To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly and in no event later than 30 days after demand therefor.

Section 10.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Loans at the time owing to it or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and recorded in the Register) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld or delayed).

(ii) [Reserved].

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after written notice of such assignment shall have delivered to the Borrower; and

(B) [reserved].

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided no such fee shall be required with respect to assignments to Affiliates and Approved Funds of any Lender and the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative

Questionnaire, a duly executed IRS Form W-9 (or other applicable tax form) and all “know your customer” documents requested by the Administrative Agent pursuant to anti-money laundering rules and regulations. In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate Applicable Law or (C) a Person who, at the time of such assignment, is, or is owned or controlled by one or Persons that are, located, organized or resident in (1) Russia, (2) China or (3) any other jurisdiction that is not a member of the North Atlantic Treaty Organization, to the extent, in the case of this clause (3), such jurisdiction has been designated by the Borrower by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than two (2) Business Days prior to the date of such assignment. The Administrative Agent shall not have any responsibility or liability to ascertain, monitor, determine or inquire as to whether any assignment complies with the terms of this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the recordation date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the applicable Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (y) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate

Applicable Law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement; provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.4 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (f)(i) shall be void.

(ii) The Administrative Agent shall, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide such list to each Lender requesting the same.

Section 10.5 Equitably Subordinated Parties(a) . In this Section 10.5:

“Equitably Subordinated Party” means any Secured Party whose commitments in relation to the Secured Obligations, any other participation rights (including by way of sub-participation) or any other rights and claims under the Loan Documents against a Loan Party or a security grantor incorporated or established under the laws of Germany which, prior to or in an insolvency of such Loan Party or security grantor, would be subordinated or could be subject to potential avoidance claims pursuant to section 39 para. 1 no. 5, section 39 para. 2 or section 135 of the German Insolvency Code (Insolvenzordnung) or section 6 of the German Avoidance Act (Anfechtungsgesetz).

“Equitably Subordinated Liabilities” means the Secured Obligations owed to an Equitably Subordinated Party.

(b) To the extent that the recoveries held by the Administrative Agent are insufficient to discharge the Secured Obligations owed to all the creditors in any priority class and this is due to any Equitably Subordinated Party being part of that class of creditors, the amount to be applied by the Administrative Agent in discharge of the liabilities of that class of creditors shall be distributed to the other creditors of that class and the Equitably Subordinated Party shall not be entitled to receive any part of that amount.

(c) An Equitably Subordinated Party shall not have the benefit, but only the obligations, of any sharing provisions under the Loan Documents and shall not be entitled to receive any payment, and the Administrative Agent shall not be required to make any payment to the Equitably Subordinated Party, under or in connection with the Loan Documents in respect of any Equitably Subordinated Liabilities.

(d) To the extent that any Equitably Subordinated Liabilities would result in the subordination of the Secured Obligations towards any (other) Claimholder under any Loan Document pursuant to section 39 para. 1 no. 5 of the German Insolvency Code (Insolvenzordnung) or prejudice the validity or enforceability of any Collateral or guarantee and/or indemnity provided to any creditor pursuant to the Loan Documents in any way the relevant Equitably Subordinated Party shall be deemed not to be a Secured Party under any Collateral Document and shall not benefit from the guarantee and/or indemnity.

(e) Each Equitably Subordinated Party agrees that to the extent and for so long as its Commitment, participation or sub-participation or other agreement or arrangement relating to a Commitment, including following the assignment of a Commitment, could result in the subordination of claims of any other Lender pursuant to any law regarding the subordination of shareholder loans or prejudice or adversely affect the Collateral or guarantee and indemnity under the Guaranty Agreement (or their enforceability) in any way, the relevant Equitably Subordinated Party shall not be a secured or guaranteed party (however described) under and for the purposes of any Loan Document and no amount owing to it under any Loan Document shall be secured by the Collateral Documents (unless the subordination ceases to apply or subsequently or at the same time applies to the Lenders generally (other than where such subordination of the Lenders generally is caused by an assignment of a Commitment by a Equitably Subordinated Party)).

Section 10.6 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.10, 10.11 and 10.15 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Termination Date or the resignation or removal of the Administrative Agent.

Section 10.7 Counterparts; Integration; Effectiveness; Electronic Execution; Entire Agreement. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary; provided that (x) nothing herein shall require the Administrative Agent to accept electronic signature counterparts in any form or format and (y) the Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to any Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.8 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.9 Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Credit Party or any such branch or Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party or such branch or Affiliate, irrespective of whether or not such Credit Party, branch or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of such Credit Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Credit Party and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its branches and Affiliates may have. Each Credit Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by Applicable Law.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 10.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest thereon under Applicable Law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Confidentiality; Treatment of Certain Information.

(a) Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties who have a need to know such Information in connection with the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower, its Subsidiaries or the Term Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Facility, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than any Loan Party, any of their Subsidiaries or any of their respective Related Parties, who, to the knowledge of such Person, was not bound by any confidentiality obligation to any Loan Party or any of its Subsidiaries that would prohibit the disclosure of such information or (C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates, in each case, without reference to any Information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement and the Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to the Administrative Agent or any Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments.

(b) For purposes of this Section, “Information” means any and all non-public, confidential and/or proprietary information furnished or disclosed to any Credit Party or any of its Related Parties by or on behalf of any Loan Party or any of its Subsidiaries or any of their respective Related Parties, whether such information is written, oral or graphic, and whether included in any analyses, compilations, studies, reports, or other documents or presentations, including but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customer and suppliers, strategic planning and systems, and contractual terms. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c) Each of Holdings and the Borrower agrees that it will not, and will cause its Subsidiaries not to, issue any press releases or other public disclosure relating to this Credit Agreement using the name of the Administrative Agent or any Lender or their respective Affiliates without the prior written consent of such Person, in each case, except to the extent required by, or advisable in light of, any Applicable Law, stock exchange requirement, subpoena or similar legal process or request of any Governmental Authority, including any requirement to issue an “ad-hoc” release or to make a filing with the U.S. Securities and Exchange Commission. The parties acknowledge and agree that in connection with the execution of the Loan Documents and the occurrence of the Closing Date, Holdings will issue an “ad hoc” release, describe the Credit Agreement in its filings with the Securities and Exchange Commission, including in its Annual Report on Form 20-F, and file the Credit Agreement as an exhibit to its Annual Report on Form 20-F.

Section 10.16 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each of Holdings and the Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 10.17 No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MYNARIC USA INC., as the Borrower

By:
	Name:	Bulent Altan
	Title:	President

MYNARIC AG, as Holdings

By:
	Name:	Joachim Horwath
	Title:	Member of the Management Board

By:
	Name:	Stefan Berndt-von Bülow
	Title:	Member of the Management Board

ALTER DOMUS (US) LLC, not in its individual capacity but solely in its capacity as Administrative Agent

By:
Name:
Title:

CO FINANCE II LVS I LLC, as a Lender

By:
Name:
Title:

CO FINANCE LVS XL LLC, as a Lender

By:
Name:
Title:

SCHEDULE 2.1

COMMITMENTS

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SCHEDULE 4.1(f)

CLOSING CHECKLIST

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SCHEDULE 5.6

DISCLOSED MATTERS

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SCHEDULE 5.13

SUBSIDIARIES; EQUITY INTERESTS

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SCHEDULE 5.14

INSURANCE

[*]

SCHEDULE 5.16(a)

UCC FILING OFFICES

[*]

SCHEDULE 5.19

MATERIAL OWNED REAL PROPERTY

[*]

SCHEDULE 6.15

CERTAIN POST-CLOSING OBLIGATIONS

[*]

SCHEDULE 7.1

EXISTING INDEBTEDNESS

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SCHEDULE 7.2

EXISTING LIENS

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SCHEDULE 7.4

EXISTING INVESTMENTS

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SCHEDULE 7.10

EXISTING RESTRICTIONS

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SCHEDULE 10.1

NOTICE INFORMATION

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EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

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EXHIBIT B

FORM OF TERM LOAN NOTE

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EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[*]

EXHIBIT D

FORMS OF CLOSING CERTIFICATE OF [NAME OF LOAN PARTY]

[*]

EXHIBIT E

FORM OF SUBSIDIARY JOINDER AGREEMENT

[*]

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[*]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[*]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

[*]

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

[*]

EXHIBIT G

FORM OF PERFECTION CERTIFICATE

[*]

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

[*]